EXHIBIT 4.24

STOCK PURCHASE AGREEMENT

by and among

REXAM PLC

REXAM OVERSEAS HOLDINGS LIMITED

and

VITRO, S.A. DE C.V.

dated as of

September 25, 2004

i

ii

iii

INDEX TO SCHEDULES

Schedule Numbers	Descriptions

1(m)	Measurement Date Extraordinary Liabilities
1.1(u)	Unfunded Liabilities
2.2(a)	Purchase Price Components
2.2(c)	Allocation of Purchase Price
3.2(j)	Resigning Directors and Officers
4.1(a)	Jurisdiction of Formation of Seller and the Acquired Companies
4.1(b)	Minute Book and Shareholder Register Books of the Acquired Companies
4.1(c)	Directors and Officers of the Acquired Companies
4.4	Conflicts and Consents of Seller
4.5	Capitalization of the Acquired Companies
4.7	Subsidiaries
4.8(a)	Financial Statements
4.8(b)	Measurement Date Indebtedness
4.8(e)	Auditor Letters
4.9	Undisclosed Liabilities
4.10	Absences of Certain Changes
4.11(a)	Real Property
4.11(b)	Personal Property Leases
4.11(d)	Condition and use of Real Property
4.12(a)	Contracts and Commitments
4.12(b)	Defaults
4.12(c)	Non-Party Contracts
4.13	Insurance
4.14	Litigation
4.15	Environmental Matters
4.15(e)	Environmental Assessments
4.16(a)	Governmental Permits
4.17(a)(i)	Company Benefit Plans
4.17(a)(ix)	Unfunded Benefit Plans
4.18	Tax Matters
4.19	Company Intellectual Property
4.20	Labor Matters
4.21	Bank Accounts
4.24	Inventory
4.25	Sufficiency of Assets
4.26	Affiliate Transactions
5.3	Conflicts and Consents of Buyer
6.5(b)	Environmental Conditions and Activities
6.6	Intercompany Arrangements
7.1(b)	Consents or Actions of Antitrust Administrator

6.13	Pending Insurance Claims
6.15	Licensed Intellectual Property
6.16	Leased Equipment
10.2(e)	Indemnification

INDEX TO EXHIBITS

3.2(d)	Form of Transitional Services Agreement
3.2(m)	Form of Non-Competition Agreement
3.2(o)	Form of Termination Agreement

M&VA Draft -- Confidential

STOCK PURCHASE AGREEMENT

I N T R O D U C T I O N

THIS STOCK PURCHASE AGREEMENT is made and entered into as of September 25, 2004, by and among REXAM PLC, a company organized under the laws of England and Wales (“Rexam plc”); REXAM OVERSEAS HOLDINGS LIMITED, a company organized under the laws of England and Wales (“Buyer”); and VITRO, S.A. DE C.V., a company organized under the laws of Mexico (“Seller”). Rexam plc and Buyer are referred to herein collectively as the “Buyer Parties” and individually as a “Buyer Party.” The Buyer Parties and Seller are referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in Article I hereof.

R E C I T A L S:

WHEREAS, pursuant to that certain Joint Venture Agreement dated as of September 30, 1994 (as the same may have been amended or modified, the “JV Agreement”) between Seller and Rexam Beverage Can Americas Inc. (formerly known as American National Can Group, Inc., as successor to Pechiney International) (“RBCA”), a joint venture was created whereby RBCA and Seller incorporated Vitro-American National Can, S.A. de C.V., a variable capital corporation organized under the laws of Mexico (“Vitro-American”);

WHEREAS, pursuant to a spin-off effective December 31, 2002 of certain assets and liabilities of Vitro-American, a new variable capital corporation known as Vancan, S.A. de C.V. was formed under the laws of Mexico (“Vancan” and together with Vitro-American, the “Acquired Companies” and each an “Acquired Company”);

WHEREAS, Seller is the legal and beneficial owner of (i) (a) 25,000 shares of Series A fixed Capital Stock, (b) 4,092,790 shares of Series A variable Capital Stock and (c) one share of Series B variable Capital Stock of Vitro-American (the “Vitro-American Shares”) and (ii) (a) 25,000 shares of Series A fixed Capital Stock, (b) one share of Series B fixed Capital Stock and (c) 65,454,500 shares of Series A variable Capital Stock (the “Vancan Shares” and together with the Vitro-American Shares, referred to herein as the “Shares”);

WHEREAS, the Acquired Companies are engaged in the business of manufacturing aluminum beverage can bodies and distributing and selling aluminum beverage can bodies and can ends to customers in the Territory (the “Business”);

WHEREAS, in accordance with the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, and Buyer desires to buy, all of the Shares; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“$” means U.S. Dollars.

“Acceptable Regulatory Standards” means those standards in effect as of the Closing Date with respect to the presence of a Hazardous Substance on any Real Property which (A) would be sufficient to satisfy the requirements of the pertinent Governmental Entities of Mexico having jurisdiction with respect to the Real Property so that such Governmental Entities would issue a letter or other document confirming that no further action is required with respect to the investigation, remediation or monitoring of the Real Property with respect to such Hazardous Substance or (B) where the Governmental Entities of Mexico having jurisdiction with respect to the Real Property do not issue such letters or other documents, would be sufficient to satisfy the publicly promulgated requirements of Environmental Law or such regulatory authorities having jurisdiction with respect to the Real Property with respect to the satisfactory completion of investigation, remediation, and monitoring of the Real Property with respect to such Hazardous Substance.

“Acquired Company” and “Acquired Companies” are defined in the Recitals.

“Acquired Company Contracts” is defined in Section 4.12(a).

“Acquired Company Governmental Permits” is defined in Section 4.16(a).

“Action” means any action, suit, hearing, litigation, proceeding, arbitration, investigation or audit, whether civil, criminal, administrative or judicial. For purposes of this Agreement, “pending” Actions include written demands, claims made in writing, written notices of violations, and demand letters.

“Administrative Services Agreement” means collectively (i) the Administrative Services Agreement dated as of January 1, 2003 between Vitro Corporativo and Vancan, as the same may have been amended or modified and (ii) the Administrative Services Agreement dated as of December 7, 1994 between Seller and Vitro-American, as the same may have been amended or modified.

“Affiliate” of any Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, a Subsidiary of a Person shall be deemed to be an Affiliate of such

Person and the term “control”, “controlled by” or “under common control with” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Capital Stock, by Contract, as trustee or executor, or otherwise.

“Agency Notification” is defined in Section 6.5(e).

“Agreement” or “this Agreement” means this Purchase Agreement, including the Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

“Ancillary Agreements” means the Transitional Services Agreement, the Non-Competition Agreement and the Termination Agreement.

“Antitrust Administrator” means any Governmental Entity administering any Mexican Antitrust Laws, including the Federal Competition Commission of Mexico (Comision Federal de Competencia).

“Antitrust Laws” means the antitrust and competition Laws of Mexico including with respect to Mexico the Federal Law of Economic Competition of December 24, 1992, and the Regulations of the Federal Law of Economic Competition of March 4, 1998.

“ASRAC Foundation” is defined in Section 6.14.

“Benefit Plan”means any employee benefit plan, including any bonus, incentive compensation, deferred compensation, profit sharing, pension, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, vision, life insurance, executive life insurance, disability, accident, group insurance, vacation, holiday, sick leave, housing fund, food coupon, health club, on-site physician, fringe benefit or welfare benefit plan, and any other employee compensation or benefit plan, Contract, policy or practice (whether qualified or nonqualified) and any trust, escrow or other Contract related thereto.

“Board of Directors” means, as applicable, the board of directors, the supervisory board, or any other similar body, if any, charged with supervisory responsibility over the establishment and implementation of policies for any Person other than a natural person.

“Book Cash Balances” means the book cash balances held by an Acquired Company. For greater certainty, the Book Cash Balances shall include marketable securities, petty cash and cash equivalents.

“Books and Records” means all written and electronic files, documents, instruments, papers, books and records, including financial statements, budgets, data bases, Tax Returns and related work papers and letters from accountants or auditors, pricing guidelines, ledgers, journals, deeds, business correspondence, records, files and other data relating to current and past orders and jobs and prospect lists for future orders and jobs, Contracts, Licenses, customer, distributor and supplier lists, mailing lists, bid and quote information, operating data and plans, environmental studies and plans, and employee records (including employee benefit records).

“Breach” means any breach or violation of, or any inaccuracy in, any representation or warranty or any breach or violation of, default under, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, as applicable.

“Breach of a Representation” means the falsity or incorrectness of or Breach of any representation or warranty of Seller or Buyer, as applicable, in this Agreement or in any Schedule, certificate or agreement furnished to the other Person pursuant to this Agreement (other than in an Ancillary Agreement) disregarding, solely for purposes of calculating the amount of Losses arising from the falsity or incorrectness of or Breach of the representations and warranties of Seller or Buyer, as the case may be, any references in such representations to “material,”“Company Material Adverse Effect” and similar references but such references shall not be disregarded for the purposes of determining the falsity or incorrectness of or Breach of any representation or warranty of Seller or Buyer, as applicable, in this Agreement or in any Schedule, certificate or agreement furnished to the other Person pursuant to this Agreement (other than in an Ancillary Agreement).

“Business” is defined in the Recitals.

“Business Day” means a day (other than Saturday or Sunday) on which banks are generally open in the State of New York, USA, in London, England and in Mexico City, Mexico for ordinary business.

“Buyer” is defined in the Introduction.

“Buyer Indemnified Party” and “Buyer Indemnified Parties” are defined in Section 10.2.

“Buyer Party” and “Buyer Parties” are defined in the Introduction.

“Cap Amount” is defined in Section 10.5(a).

“Capital Stock” means, as applicable, shares of capital stock, partnership interests, membership interests, equity interests, quotas, or any similar term under applicable Law, including nominee, qualifying and similar shares.

“Claim Notice Period” is defined in Section 10.4(b).

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Closing Time” is defined in Section 3.1.

“Company Benefit Plans” is defined in Section 4.17(a)(i).

“Company Intellectual Property” means all Intellectual Property of the Acquired Companies that is currently used in the Business or that is necessary to conduct the Business as presently conducted.

“Company Material Adverse Effect” means any effect, event or occurrence that is materially adverse to the financial condition, results of operations or Properties of the Acquired Companies as a whole. References in this Agreement to $ or U.S. Dollars amount thresholds shall not be deemed to be evidence of a Company Material Adverse Effect or materiality; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: (a) actions or omissions of Seller or the Acquired Companies taken with the prior written consent of Buyer or (b) any effect, event or occurrence to the extent (i) generally affecting the Mexican or United States economy in general or securities or financial market conditions in Mexico or the United States, (ii) generally affecting the industries in which the Acquired Companies operate or (iii) resulting from the announcement or pendency of the sale of the Shares.

“Computer Software” means all computer software programs, all enhancements, modifications and customizations thereto and all files, data, materials, manuals and other items and documentation related thereto or associated therewith, including computer files, data and materials concerning the Business.

“Confidential Information” means with respect to all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, the products, financial condition, services or research or development of a Person, or its suppliers, distributors, customers, independent contractors or other business relations, including the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of such Person’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) Books and Records, (iv) Trade Secrets, and (v) other unregistered or unpublished Intellectual Property. Notwithstanding the foregoing, the term “Confidential Information” shall not include information that (x) is generally known or available to the public through no act or omission on the part of the receiving party at the time of disclosure; (y) is known or becomes known to the receiving party from a source other than the disclosure of information in confidence in connection with the Transactions, without a Breach of any Contract with the disclosing party and without any restriction on disclosure, including the internal development of information without use of any Confidential Information; or (z) is disclosed after written approval for such disclosure has been given by the party whose confidential information is being requested to be released; provided that after the Closing Date, the exception in clause (y) shall not be available to Seller with respect to Confidential Information about the Acquired Companies or the Business known on or prior to the Closing Date except to the extent that Seller subsequently acquires such Confidential Information from a third party after the expiration of the Non-Competition Agreement without a Breach of any Contract with the disclosing party and without any restriction on disclosure; provided, further, that notwithstanding anything contained herein to the contrary each of Seller, the Acquired Companies and the Buyer Parties shall be entitled to disclose any information which it is legally obligated to disclose in connection with filing of its or its Affiliates’ Tax Returns.

“Consent” means any approval, consent, permission, ratification, waiver or other authorization.

“Contract” means any written or oral contract, note, bond, mortgage, instrument, agreement, undertaking, understanding, promise or commitment, whether express or implied.

“Copyrights” means Mexican and foreign registered and unregistered copyrights (including those in Computer Software and databases), all moral rights, all rights of publicity and all registrations and applications to register the same and all renewals thereof, in each case, used in the conduct of the Business as presently conducted other than those owned by the Buyer Parties or their respective Affiliates.

“Covered Request” is defined in Section 6.7.

“Employment Agreements” is defined in Section 4.12(a).

“Encumbrances” means, other than Permitted Encumbrances, any and all liens, charges, security interests, options, claims, mortgages, deeds of trust, hypothecations, pledges, proxies, voting trusts or agreements, rights of way, easements, encroachments, servitudes, restrictive covenants, rights of first refusal or first negotiation or similar restrictions or obligations, or arrangements or other restrictions on title transfer, use, voting, or other attributes of ownership of any nature whatsoever, including any conditional sale Contracts, title retention Contracts or other Contracts to give effect to any of the foregoing.

“Environmental Activities” is defined in Section 6.5(b).

“Environmental Law” means any Law applicable to the Business, an Acquired Company or any Real Property, in effect on or before the Closing Date that requires or relates to:

(i) governing pollution or the protection of the environment;

(ii) advising appropriate authorities, employees or the public of the presence of or intended or actual releases of Hazardous Substances or violations of discharge limits or other prohibitions or of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(iii) preventing or reducing to acceptable levels the presence of or release of Hazardous Substances in or into the Environment;

(iv) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

(v) the transportation, use and disposal of Hazardous Substances;

(vi) cleaning up, reducing the risk, and/or dealing with Hazardous Substances that have been released; or

(vii) making responsible Persons or polluting Persons pay private parties or third parties, or groups of them, for damages done to their health or the Environment or permitting representatives of the public interest (self-appointed or otherwise) to recover for injuries done to public assets as a result of an unauthorized release of Hazardous Substances.

“Environmental Representatives” is defined in Section 6.5(j).

“Exchange Rate” means the applicable rate to translate Mexican Pesos into U.S. Dollars on the relevant date as reported by Banco de México in the official newspaper “Diario Oficial de la Federación”.

“Excluded Intellectual Property” is defined in Section 6.15.

“Existing REC” is defined in Section 6.5(a).

“Financial Statements” means (i) all Interim Financial Statements, (ii) the audited balance sheet of Vitro-American as at December 31, 2001 together with the audited statement of profit and loss and audited statement of cash flow for the twelve-month period ending December 31, 2001, (iii) the audited balance sheet of each Acquired Company as at December 31, 2003 and December 31, 2002, together with the audited statements of changes in income, stockholders’ equity and financial position for each Acquired Company for each of the twelve-month periods then ended, (iv) the unaudited consolidating balance sheet of the Acquired Companies as at December 31, 2003 and December 31, 2002 together with the related unaudited consolidating statements of changes in income, stockholders’ equity and financial position for the Acquired Companies for each of the twelve-month periods then ended, in each of the above described cases as prepared in accordance with GAAP, applied on a consistent basis during the periods involved.

“GAAP” means generally accepted accounting principles in Mexico.

“Governmental Entity” means:

(i)	any national, state, provincial, local, municipal, foreign or other government;

(ii)
any governmental or quasi-governmental entity of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental power);

(iii)	any body exercising any public administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(iv)	any official of the foregoing.

“Governmental Permits” means all licenses, certificates, permits, franchises, approvals, rights, registrations, and Consents for the ownership or use of a Person’s Properties issued or granted by or made with, and any pending applications or renewals of any of the foregoing from, any Governmental Entity.

“Hazardous Substance” means any substance, material or waste which is regulated by any Governmental Entity including any material, substance or waste which is defined as a “hazardous substance”, “waste”, “contaminant”, “pollutant”, “prescribed waste”, “hazardous waste”, “hazardous material”, “toxic substance”, “toxic waste”, “extremely hazardous waste” or “restricted hazardous waste” under Environmental Law or Health and Safety Law, and includes petroleum, petroleum fractionals and petroleum products, asbestos, asbestos-containing material, urea formaldehyde, toxic mold and polychlorinated biphenyls and includes the breakdown and reaction products of and from such material, substance or waste.

“Health and Safety Law” means any Law that requires or relates to safe or healthful working conditions or to occupational safety or health.

“Indebtedness” means, with respect to any Person at any date, without duplication and net of any Book Cash Balances of such Person the aggregate amount of: (i) all Liabilities of such Person for borrowed money or in respect of loans or advances, (ii) all Liabilities of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all Liabilities in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all Liabilities arising from cash/book overdrafts (outstanding checks) of such Person, (v) all guaranties of such Person in connection with any of the foregoing or the following, in each case, with respect to Liabilities of any other Person, (vii) all capital lease obligations of such Person, (viii) all indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business), (ix) all embedded losses on derivative or hedging Contracts, (x) all Liabilities under securitization Contracts, (xi) all accrued interest, prepayment premiums, breakage costs or penalties related to any of the foregoing, (xii) all of the foregoing to the extent secured by any Property of such Person and (xiii) non-trade intercompany payables of such Person (other than (A) any prepaid fees to Seller or Buyer or to their respective Affiliates for administrative or technical services and (B) Tax receivables owed by Seller to either of the Acquired Companies). Notwithstanding the foregoing, for purposes of determining the Cash Purchase Price, Indebtedness shall not include any amounts which are included as Measurement Date Extraordinary Liabilities, Measurement Date Tax Liabilities or Measurement Date Unfunded Liabilities.

“Indemnified Party” means any Person claiming indemnification under any provision of Article X.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article X.

“Indemnity Notice” is defined in Section 10.4(b).

“Insurance Coverage” means any insurance coverage maintained by, or on behalf of, an Acquired Company or any of its respective Affiliates (other than any insurance coverage maintained in connection with a Company Benefit Plan), the premiums for which are paid directly by the Acquired Companies or any of their respective Affiliates.

“Intellectual Property” means Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

“Interim Financial Statements” means the unaudited balance sheets of each Acquired Company and the unaudited consolidated and consolidating balance sheets of the Acquired Companies and the related statements of changes in income, stockholders’ equity and financial position for such Acquired Company for the period January 1, 2004 to the last day of each month ending on the last day of the last calendar month prior to the Closing Date.

“Inventory” means raw materials, work-in-process, finished goods, spare parts and all supplies held for consumption in the Business wherever located, including consignment inventory (where the Acquired Company is the consignor) and inventory on order for or in transit to or from the Acquired Companies.

“IVA” means any value added tax or its equivalent.

“JV Agreement” is defined in the Recitals.

“Law” means any applicable Mexican federal, state, provincial, regional, local, municipal, foreign or other law, treaty, constitution, statute, regulation, Norma Oficial Mexicana, code, ordinance, or rule of a Governmental Entity or principle of common law.

“Leased Equipment” is defined in Section 6.16.

“Leased Real Property” means all real property that is leased, or licensed for occupation, to an Acquired Company, and shall include all buildings, structures and other improvements thereon and appurtenances thereto.

“Liabilities” means all obligations and other liabilities of a Person of any kind, character or description, whether absolute, accrued, contingent, fixed or otherwise, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, or due or to become due, and whether or not required to be reflected on a financial statement under GAAP, including trade payables to Affiliates of such Person and Indebtedness.

“Licensed Trade Secrets” is defined in Section 6.15.

“Licenses” means all Contracts pursuant to which an Acquired Company has any rights in or to any Intellectual Property from any Person, and all Contracts pursuant to which an Acquired Company has licensed or transferred any rights in or to any Intellectual Property to any Person, in each case, used in the conduct of the Business as presently conducted other than those owned by the Buyer Parties or their respective Affiliates.

“Limitation Date” is defined in Section 6.10(b).

“Losses” means any and all damages (including incidental damages), awards, fines, costs, expenses, fees, penalties, deficiencies, losses; and any amounts paid or incurred in defense and/or settlement and related expenses, including interest, court and other legal proceeding costs, reasonable fees of attorneys, accountants, and other experts or other third party out-of-pocket expenses of any Action or of any claim, default or assessment in all cases, whether or not involving a Third Party Claim; provided, however, that consequential, special or punitive damages shall not be included (except to the extent such damages are awarded by a court of competent jurisdiction or by an arbitrator against an Acquired Company in connection with a Third Party Claim).

“Measurement Date” means March 31, 2004.

“Measurement Date Exchange Rate” means an exchange rate between U.S. Dollars and Mexican Pesos equal to 11.1748 Mexican Pesos per 1.00 U.S. Dollar.

“Measurement Date Extraordinary Liabilities” means the aggregate amount (expressed as an absolute value in U.S. Dollars using the Measurement Date Exchange Rate to convert from Mexican Pesos) of all accruals, without duplication, on the Measurement Date Financial Statements for litigation, environmental liabilities and any other items outside the normal course set forth on Schedule 1(m).

“Measurement Date Financial Statements” means the unaudited balance sheet of each Acquired Company and the unaudited consolidating balance sheet of the Acquired Companies in each case as of the Measurement Date together with the related statements of changes in income, stockholders’ equity and financial position for the three month period then ended, as revised or modified by mutual agreement of the parties and as in effect on the Closing Date.

“Measurement Date Indebtedness” means the aggregate amount (expressed as an absolute value in U.S. Dollars using the Measurement Date Exchange Rate to convert from Mexican Pesos) of Indebtedness, without duplication, of the Acquired Companies existing as of the Measurement Date; provided however, that it shall not include any Liabilities in respect of standby letters of credit or other guarantees issued for the account of such Person to the extent such standby letters of credit or guarantees have not been drawn and are used as security for trade accounts receivable.

“Measurement Date Mexican GAAP Adjustments” means the aggregate amount (expressed as an absolute value in U.S. Dollars using the Measurement Date Exchange Rate to convert from Mexican Pesos) of the adjustments made to the assets or liabilities reflected on the Measurement Date Financial Statements as set forth on Schedule 2.2(a).

“Measurement Date Tax Liabilities” means the aggregate amount (expressed as an absolute value in U.S. Dollars using the Measurement Date Exchange Rate to convert from Mexican Pesos) of all net tax balances, without duplication, on the Measurement Date Financial Statements for Tax Liabilities of the Acquired Companies.

“Measurement Date Unfunded Liabilities” means the aggregate amount (expressed as an absolute value in U.S. Dollars using the Measurement Date Exchange Rate to convert from Mexican Pesos) of Unfunded Liabilities, without duplication, of the Acquired Companies as of the Measurement Date.

“Mexico” means the United Mexican States.

“Mexican Pesos” means the lawful currency of Mexico.

“Non-Competition Agreement” means the non-competition Contract between Buyer and Seller in the form attached hereto as Exhibit 3.2(m).

“Non-Party Contracts” is defined in Section 4.12(c).

“Operating Document” means with respect to any corporation, public limited company, limited company, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, the by-laws and any equity holders’ Contract, voting Contract, voting trust Contract or registration rights Contract, together with any amendment or supplement to any of the foregoing.

“Option” means with respect to any Person, any security, right, call, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any Capital Stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any Capital Stock of such Person or (ii)

receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of Capital Stock of such Person, including any rights to participate in the equity, income or election of the Board of Directors of such Person.

“Order” means any order, writ, judgment, decision, decree, ruling, assessment, award, injunction or similar order or requirement of any Governmental Entity (in each case whether preliminary or final).

“Organizational Document” means with respect to any corporation, public limited company, limited company, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, articles of association, certificate of limited partnership or other applicable organizational or charter documents relating to the creation or organization of such entity, together with any amendment or supplement to any of the foregoing.

“Owned Real Property” means all real property that is owned by an Acquired Company, and shall include all buildings, structures and other improvements thereon and appurtenances thereto.

“Partial Period” is defined in Section 9.4(c).

“Party” and “Parties” are defined in the Introduction.
(a)
“Patents” means issued Mexican and foreign patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and similar statutory rights in each case, used in the conduct of the Business as presently conducted other than those owned by the Buyer Parties or their respective Affiliates.

“Payment Notice” is defined in Section 6.10(b).

“Permitted Encumbrances” means (i) Liens for Taxes that are not yet due and payable or that may thereafter be paid without penalty and in either such case are properly reserved against (to the extent required by GAAP) on the Financial Statements and (ii) other imperfections of title, easements, rights-of-ways, covenants and Encumbrances, if any, which, individually or in the aggregate, do not materially adversely affect the marketability of title of the Real Property or materially detract from the value of or interfere with the present use of such Properties subject thereto or affected thereby or otherwise interfere with the operation of the Business.

“Person means a natural person, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Property Lease” means each lease (including both operating and capital leases) pursuant to which an Acquired Company leases any Tangible Personal Property (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding $10,000 U.S. Dollars per annum or which are terminable without penalty upon ninety (90) days or less prior notice).

“Pre-Measurement Date Products” is defined in Section 6.10(a).

“Properties” means with respect to any Person, all assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible), including the goodwill related thereto, owned or leased by such Person.

“RBCA” is defined in the Recitals.

“RBCC” is defined in Section 6.11(a).

“Real Property” means all Leased Real Property and Owned Real Property.

“Real Property Leases” means the leases or subleases pursuant to which an Acquired Company is the lessee or sublessee, as the case may be, of the Leased Real Property.

“Receivables” means all notes receivable of the Acquired Companies, all trade accounts receivable of the Acquired Companies arising out of sales in connection with the conduct of the Business, including trade accounts receivables from Seller and its Affiliates, all balances due in the ordinary course of business from employees of the Acquired Companies, and the full benefit of any and all security in connection therewith, together with any claims, rights or remedies relating thereto.

“Records Retention Date” is defined in Section 6.7.

“Refunds” is defined in Section 6.10(c)(ii).

“Remediation” and “remediate” and similar terms mean remediation, cleanup and monitoring and activities to control, stop or contain Hazardous Substances.

“Replacement” is defined in Section 6.10(c)(i).

“Rexam plc” is defined in the Introduction.

“Rules” is defined in Section 11.12(a).

“Seller” is defined in the Introduction.

“Seller Indemnified Party” and “Seller Indemnified Parties” are defined in Section 10.3.

“Seller’s Knowledge” means the actual knowledge of any of the following natural persons after a commercially reasonable inquiry; provided, however, that for purposes of this definition, the knowledge of such natural persons shall be limited to the subject matter and jurisdiction shown beside their names: Ramon Leal (Finance and Accounting), Claudio Del Valle (All Subject Matters), Javier Archavaleta Santos (Legal), Alfonso Gomez Palacio (All Subject Matters), Jose Ricardo Mena (Finance and Accounting; Taxes), Jose Domene (All Subject Matters), Jose Salame Daniel (All Subject Matters), Raul Paras (Insurance), Adrian Meouchi (Operations), Hector Pulido (Environmental), Mario Guzman (Finance and Accounting; Commercial), Javier Uriegas (Human Resources/Employee Benefits), Luis Montemayer (All Subject Matters), Edilberto Gonzalez (Information Technology), Roberto Rubio Barnes (All Subject Matters), Patricia Rodriguez Guzman (Tax), David Gonzalez Gil (Tax), Fernando Del Cueto (All Subject Matters), and Raul Gonzalez (Human Resources/Employee Benefits).

“Seller’s Marks” is defined in Section 6.17(b).

“Shares” is defined in the Recitals.

“Specified Rate” means 6.97% per annum.

“Straddle Period” is defined in Section 9.4(c).

“Subsidiary” means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (including any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Tangible Personal Property” includes all tangible Property other than Real Property and Intellectual Property.

“Taxes” means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy, duty or other assessment including property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, IVA, severance, stamp, turnover (including import or export levies or fees), premium, windfall profit, employment, housing fund (INFONAVIT), social security (IMSS), retirement savings fund (SAR), rent, asset, wage credit substitute tax (ISCAS) or other tax, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any Governmental Entity, and any Liability in respect of any of the foregoing as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof or supplements thereto.

“Technical Assistance Agreement” is defined in Section 6.11(a).

“Termination Agreement” is defined in Section 3.2(o).

“Territory” means the following countries: (i) Mexico, (ii) Guatemala and (iii) Honduras.

“Third Party Claim” is defined in Section 10.4(a).

“Third Party Claim Notice” is defined in Section 10.4(a).

“Third Party Claim Notice Period” is defined in Section 10.4(a).

“Threshold Amount” is defined in Section 10.5(a).

“Total Purchase Price” is defined in Section 2.2(a).

“Trademarks” means Mexican and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names, assumed names and all registrations and applications to register the same and renewals thereof in each case, used in the conduct of the Business as presently conducted other than those owned by the Buyer Parties or their respective Affiliates.

“Trade Secrets” means all categories of trade secrets and business or technical information, including formulae, patterns, programs, devices, compilations of information, methods, techniques, or processes that (i) derive independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by persons who can obtain economic value from their disclosure or use, and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy in each case, used in the conduct of the Business as presently conducted other than those owned by the Buyer Parties or their respective Affiliates.

“Transactions” means the sale of the Shares to Buyer and all the transactions provided for or contemplated by this Agreement and in any Ancillary Agreement.

“Transitional Services Agreement” is defined in Section 3.2(d).

“Unfunded Liabilities” means those Liabilities listed as “Unfunded Liabilities” on Schedule 1.1(u).

“Update Period” is defined in Section 6.18.

“U.S. Dollars” means the lawful currency of the United States of America.

“Vancan” is defined in the Recitals.

“Vancan Shares” is defined in the Recitals.

“Vitro-American” is defined in the Recitals.

“Vitro-American Shares” is defined in the Recitals.

“Vitro Corporativo” means Vitro Corporativo, S.A. de C.V. (an Affiliate of Seller).

Section 1.2 Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include,”“includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,”“herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, recitals, paragraph, exhibit and schedule references are to the articles, sections, recitals, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any Party or to any party to any other Contract or document shall include such party’s successors and permitted assigns. A reference to a Contract shall include all amendments and modifications thereto.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) The words “ordinary course of business” shall be construed to mean consistent in nature, scope and magnitude with past practices.

(i) Except as otherwise provided herein, where amounts herein which are to be expressed in U.S. Dollars are required to be converted from Mexican Pesos, such amounts shall be converted using the Exchange Rate.

ARTICLE II
PURCHASE AND SALE OF THE SHARES
Section 2.1 Share Purchase.

Subject to the terms and conditions of this Agreement and in reliance in part on the representations, warranties and covenants contained herein, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer all of the Shares free and clear of all Encumbrances, and Buyer shall purchase, acquire and accept the Shares from Seller.
Section 2.2 Purchase Price.

(a) The aggregate purchase price to be paid to Seller for the Shares (the “Total Purchase Price”) shall equal:

(i) Twenty Six Million Five Hundred Thousand U.S. Dollars ($26,500,000.00); minus

(ii) Fifty percent (50%) of the Measurement Date Indebtedness as set forth on Schedule 2.2(a) hereto; minus

(iii) Fifty Percent (50%) of the Measurement Date Unfunded Liabilities as set forth on Schedule 2.2(a); minus

(iv) Fifty Percent (50%) of the Measurement Date Extraordinary Liabilities as set forth on Schedule 2.2(a); minus

(v) Fifty Percent (50%) of the Measurement Date Tax Liabilities as set forth on Schedule 2.2(a); minus

(vi) Fifty Percent (50%) of the Measurement Date Mexican GAAP Adjustments as set forth on Schedule 2.2(a).

(b) At Closing, Buyer shall pay the Total Purchase Price in U.S. Dollars as provided in Section 3.3(a) together with interest thereon from July 31, 2004 to the Closing Date at the Specified Rate.

(c) Allocation of Purchase Price. Schedule 2.2(c) sets forth the allocation of the Total Purchase Price between the Vitro-American Shares and the Vancan Shares (which includes an allocation of each of the Measurement Date Indebtedness, the Measurement Date Unfunded Liabilities, the Measurement Date Extraordinary Liabilities and the Measurement Date Tax Liabilities for each Acquired Company).

ARTICLE III
THE CLOSING

Section 3.1 Time and Place of Closing.

The closing of this Agreement (the “Closing”) shall be held at the offices of Cravath, Swaine and Moore LLP in New York, New York or at such other location as reasonably agreed to by Seller and Buyer. The Closing shall occur at 10:00 a.m. New York, New York Time, and shall occur on such date following the satisfaction and/or waiver of all conditions to Closing set forth in Article VII (other than conditions to be satisfied on the Closing Date) as reasonably agreed to by Seller and Buyer but in no event later than five (5) Business Days following the date when such conditions are satisfied and/or waived (the “Closing Date”). The Closing as it relates to each of the Acquired Companies shall be effective as of 12:01 a.m., local time for such Acquired Company, on the Closing Date (the “Closing Time”). At the Closing, Seller shall cause the sale and conveyance of the Shares by appropriate instruments of transfer, and Buyer shall pay the Total Purchase Price, as directed by Seller.

Section 3.2 Seller’s Deliveries.

On or before Closing, Seller shall deliver to Buyer (or to Buyer’s representative in Mexico) the following:

(a) Share Certificates. Certificate(s) representing the Shares, such certificate(s) to be duly and validly endorsed “in property” in favor of Buyer or accompanied by a separate stock power or transfer or assignment (or comparable document) duly and validly executed by the registered holder of such Shares, sufficient to vest in Buyer good and valid legal and beneficial title to such Shares, with all necessary stock transfer tax stamps, if any, affixed thereon.

(b) Consents. The Consents described in Schedule 4.4 hereto in form and substance reasonably satisfactory to Buyer.

(c) Corporate Approval. Copies, certified by the General Counsel of Seller, of the approval by the Board of Directors of Seller, authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and all other agreements, documents and instruments relating hereto and the consummation of the Transactions.

(d) Transitional Services Agreement. A copy of the Transitional Services Agreement in the form attached hereto as Exhibit 3.2(d) (the “Transitional Services Agreement”) duly executed by Vitro Corporativo and the Acquired Companies.

(e) Acquired Companies Documentation. Written confirmation that the Acquired Companies are in possession of copies of all official public instruments and documents (other than those specified in Section 3.2(j) as made available to Buyer prior to the execution of this Agreement).

(f) Company Certificates. Company certificates of each Acquired Company, issued by the Public Registry of Commerce of Monterrey, N.L., within thirty days prior to Closing as to the absence of Encumbrances on the Shares and the personal property of the Acquired Companies.

(g) Certificates of Non-Encumbrances. Certificates of non-Encumbrances of Owned Real Property pertaining to the Acquired Companies issued by the Public Registry of Commerce of Querétaro within thirty days prior to Closing.

(h) [Intentionally omitted.]

(i) Books and Records. The stock record book, the minute book and the Libro de Variaciones de Capital of the Acquired Companies.

(j) Acquired Company Director and Officer Resignations. Resignations of all Seller appointed Directors including alternate Directors from the Board of Directors and of the officers of the Acquired Companies specified on Schedule 3.2(j), all in form and substance reasonably mutually agreed upon by Buyer and Seller.

(k) Non-Competition Agreement. The Non-Competition Agreement duly executed by Seller.

(l) Receipts, Releases and Consents. Receipt for the Total Purchase Price and for the Measurement Date Indebtedness to be repaid and pay off instruments or releases with respect to such Measurement Date Indebtedness, or in the case of Measurement Date Indebtedness that is not being repaid (including Comerica Bank), any necessary Consents from the holders thereof, in each case in form and substance reasonably satisfactory to Buyer, Seller and the holders of such Measurement Date Indebtedness.

(m) Closing Certificate. A certificate of a senior officer of Seller to the effect that the conditions to Closing set forth in Section 7.2(a) and in Section 7.2(b) have been satisfied, in form and substance reasonably satisfactory to Buyer.

(n) Intercompany Indebtedness. In accordance with Section 6.11(b), the amount, if any, of any Indebtedness owed to an Acquired Company by Seller or its Affiliates (other than an Acquired Company) shall be paid to the creditor thereof.

(o) Termination of Certain Agreements and Mutual Release. A termination and release agreement in the form attached hereto as Exhibit 3.2(o) (the “Termination Agreement”) duly executed by Seller which agreement shall include a termination of the JV Agreement and the Administrative Services Agreement and a release pursuant to which Seller (on behalf of itself and its Affiliates), the Acquired Companies and RBCA (and their Affiliates) release each other from any claim or Liability under such agreements and with respect to Seller’s ownership of the Shares (except with respect to any claims or Liability that may be made in accordance with the terms of this Agreement or the Ancillary Agreements), in form and substance reasonably satisfactory to Buyer.
(p) Certified Shareholders Resolutions. Copies, certified by the respective Secretary or Assistant Secretary of each Acquired Company, of the resolutions of the shareholders of such Acquired Company from an Extraordinary Shareholders Meeting approving and authorizing: (i) the execution, delivery and performance of this Agreement, the Ancillary Agreements to which such Acquired Company is a party and all other agreements, documents and instruments relating hereto and thereto and the consummation of the Transactions, (ii) the non-application of the transfer of shares provisions of the By-Laws of the Acquired Companies, (iii) the termination of the JV Agreement and all ancillary agreements thereto other than those ancillary agreements between an Acquired Company and Buyer (or any of its Affiliates), (iv) the conversion of Vitro-American’s Class A shares of the fixed and variable capital to Class B shares in order to comply with Mexican Foreign Investment Law and Regulations, (v) the dismissal and approval of a Board of Directors and Examiners effective as of the Closing, and (vi) the revocation of all powers of attorney issued by such Acquired Company.

(q) Other Assurances. Such certificates, assurances and documents as Buyer may reasonably request on or prior to the Closing Date in order to effectuate the Closing.

Section 3.3 Buyer’s Deliveries.

At Closing, Buyer shall deliver to Seller the following:

(a) Payment of Total Purchase Price. The Total Purchase Price shall be paid to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller no less than three Business Days prior to the Closing Date.

(b) Intercompany Indebtedness. In accordance with Section 6.11(b), the amount, if any, of the Measurement Date Indebtedness owed to Seller and its Affiliates (other than an Acquired Company) by an Acquired Company shall be paid as directed by the creditor with respect thereto.

(c) Consents. The Consents, if any, described in Schedule 5.3 hereto in form reasonably satisfactory to Seller.

(d) Corporate Approval. Copies, certified by the respective Secretary or an Assistant Secretary of each Buyer Party, of the approval by the Board of Directors of such Buyer Party authorizing the execution, delivery and performance of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the Transactions.

(e) Transitional Services Agreement. A copy of the Transitional Services Agreement duly executed by Buyer.

(f) Closing Certificate. A certificate of a senior officer of Buyer to the effect that the conditions to Closing set forth in Section 7.3(a) and in Section 7.3(b) have been satisfied, in form and substance reasonably satisfactory to Seller.

(g) Termination and Mutual Release of Certain Agreements. The Termination Agreement duly executed by RBCA and the Acquired Companies.

(h) Other Assurances. Such certificates, assurances and documents as Seller may reasonably request prior to the Closing Date in order to effectuate the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the attached Schedules prepared by Seller and delivered to Buyer simultaneously with the execution hereof, Seller represents and warrants, to the Buyer Parties that all of the statements contained in this Article IV are true, complete and correct as of the date of this Agreement and will be true, complete and correct as of the Closing Date (or, if made as of a specified date, as of such date).

Section 4.1 Organization and Qualification of Seller and the Acquired Companies.

Schedule 4.1(a) sets forth the name and jurisdiction of formation for each Acquired Company and Seller together with each jurisdiction in which an Acquired Company is qualified to do business as a foreign entity. Seller and each Acquired Company (a) are validly existing under the laws of its jurisdiction of formation, (b) have all requisite corporate power, authority, legal capacity and all necessary Governmental Permits to own or lease (as the case may be) and operate its Properties and to carry on the Business as now being conducted and (c) are duly qualified or licensed to do business in each jurisdiction in which the character of its Properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed is not reasonably likely to have a material adverse effect on the condition of the Acquired Companies. The Organizational Document and Operating Document for each Acquired Company have been provided to Buyer and reflect all amendments made thereto and are true, correct and complete. Schedule 4.1(b) sets forth a list of the minute books (containing the records of meetings of the equity holders and the Board of Directors) and the shareholders register book (or other registry of equity interests) of each Acquired Company. None of the Acquired Companies are in material default under or in material violation of any provision of its Organizational Document or its Operating Document. Schedule 4.1(c) sets forth a list all of the directores y gerentes (officers) and consejeros (directors) of each Acquired Company.

Section 4.2 Authorization.

Seller has the requisite power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements, to consummate the Transactions, and to perform its obligations under this Agreement and the Ancillary Agreements. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by the Board of Directors of Seller and is not required to be authorized by the registered holders of the Capital Stock of Seller, and except as provided in Section 3.2(p) no other corporate action on the part of Seller or any Affiliate of Seller (including the Acquired Companies) is necessary to authorize the execution, delivery or performance by Seller of this Agreement or the Ancillary Agreements or the consummation of the Transactions.

Section 4.3 Execution; Validity of Agreement.

This Agreement has been, and each of the Ancillary Agreements when executed and delivered by Seller will be, duly executed and delivered by Seller, and, assuming that this Agreement and each of the Ancillary Agreements are the legal, valid and binding obligation of each other party thereto (other than Affiliates of Seller), enforceable against each in accordance with its terms, is (or will be in the case of the Ancillary Agreements) a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.4 Consents and Approvals; No Violations.

Except as set forth in Schedule 4.4 hereto and for such filings, permits, and Consents as may be required hereunder, and other applicable requirements of, the Antitrust Laws, none of the execution, delivery or performance of this Agreement and the Ancillary Agreements by Seller, the consummation by Seller of the Transactions or the performance by Seller of any of the provisions hereof or of the Ancillary Agreements will (a) conflict with or result in any Breach of any provision of the Operating Documents or Organizational Documents of Seller or either Acquired Company, (b) require an Acquired Company or Seller to file with, give notice to, or obtain any material permit or Consent of, any Governmental Entity, including pursuant to any Acquired Company Governmental Permit, any Antitrust Laws or otherwise, (c) result in a material Breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, acceleration or material modification) under, any of the terms, conditions or provisions of any material Contract to which

Seller or an Acquired Company is a party or by which Seller or an Acquired Company or any of its respective Properties may be bound, other than in the case of the Acquired Companies, as a result of their affiliation with Buyer, or affected, (d) violate any material Law or Order, applicable to Seller, to an Acquired Company or to any of their respective Properties or give any Governmental Entity the right to exercise any remedy or obtain any relief under any material Law or Order (including the right to revoke, withdraw, suspend, cancel, terminate or modify any material Governmental Permit), other than in the case of the Acquired Companies, as a result of their affiliation with Buyer (e) result in the imposition or creation of any Encumbrance on any of the Shares or any material Properties of the Acquired Companies, or (f) result in any material Tax or material fine to Buyer with respect to the Shares or to any of the Acquired Companies.

Section 4.5 Capitalization and Title to the Shares.

Schedule 4.5 sets forth the amount of Capital Stock authorized and the amount of Capital Stock issued and outstanding for each Acquired Company together with the record owner of each such issued and outstanding share of Capital Stock. Seller is the record and beneficial owner of all the Shares. The Shares and any certificates representing the Shares are free and clear of all Encumbrances, except restrictions on transfer imposed by any applicable securities Laws and any restrictions imposed by the Organizational Documents of the Acquired Companies or the JV Agreement (which have been waived or terminated). All of the Shares have been duly authorized and validly issued, and the issuance of all of the Shares did not violate any Law or Order or Breach any pre-emptive rights, drag-along rights, tag-along rights, rights of first refusal or negotiation, or similar rights of any Person. Except as set forth on Schedule 4.5, there is no Capital Stock of an Acquired Company authorized, issued or outstanding. Except as set forth on Schedule 4.5 or as set forth in the Organizational Documents of the Acquired Companies, the JV Agreement or the Administrative Services Agreement, or as contemplated by this Agreement, there are no existing Contracts, Options, subscriptions, pre-emptive rights, drag-along rights, tag-along rights, rights of first refusal or negotiation, or similar rights of any Person of any character, relating to the issued or unissued Capital Stock of an Acquired Company obligating an Acquired Company or any other Person to issue, transfer or sell or cause to be issued, transferred or sold any Capital Stock of any Acquired Company.

Section 4.6 Good Title Conveyed in the Shares.

Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon (i) delivery to Buyer, or its assignee, at the Closing of certificates representing the Shares, duly endorsed “in property” (endoso en propiedad) by Seller for transfer to Buyer, or its assignee, (ii) Seller’s receipt of the Total Purchase Price and (iii) the recordation by the Secretary of each of the Acquired Companies of the transfer of the Vitro-American Shares and Vancan Shares to Buyer, or its assignee, by Seller in the share registry book of the applicable Acquired Company, the stock certificates, stock powers, endorsements, assignments or such other instruments to be executed and/or delivered by Seller to Buyer at the Closing will be legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, and will effectively vest in Buyer good, legal and beneficial title to all the Shares, free and clear of all Encumbrances, except restrictions on transfer imposed by any applicable securities laws and any attributable to Buyer (other than the Acquired Companies), its Affiliates or the creditors of any thereof.

Section 4.7 Subsidiaries.

The Acquired Companies do not own, directly or indirectly, any Capital Stock in any Person, or any Option with respect to any Capital Stock in any Person, and except as set forth in Schedule 4.7, have no commitment to contribute to the capital of, make loans to, or share in the losses of, any Person or enterprise.

Section 4.8 Financial Statements.

(a) True and complete copies of the Financial Statements are set forth in Schedule 4.8(a) hereto. Except as set forth below in Schedule 4.8(c)(v) hereto, the Financial Statements have been prepared from, are in accordance with and accurately reflect, the Books and Records of the Acquired Companies, have been prepared in accordance with applicable law and GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto and except for adjustments of the type included in the Measurement Date Mexican GAAP Adjustments) and fairly present the changes in income, stockholders’ equity and financial position of the Acquired Companies, as of the times and for the periods referred to therein and properly reflect the financial position and results of operation of the Acquired Companies except as specified therein. Buyer further acknowledges that the Interim Financial Statements are unaudited statements subject to normal recurring year-end audit adjustments and do not have all of the applicable year-end footnotes thereto. The Financial Statements do not contain any extraordinary items or items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein.

(b) Schedule 4.8(b) sets forth for each Acquired Company, all of its Measurement Date Indebtedness, including for each such item of financial Measurement Date Indebtedness, the payor, the payee, the principal amount, the term, the interest rate, the currency and any guarantors.

(c) (i) The amount of Indebtedness included in the Measurement Date Indebtedness represents all Indebtedness of the Acquired Companies as of the Measurement Date.

(ii) The amount of accruals for litigation, environmental liabilities and other extraordinary items included in the Measurement Date Extraordinary Liabilities represents the amount required under GAAP to be accrued for such Liabilities as of the Measurement Date.

(iii) The amount of the net Tax balances for Tax Liabilities of the Acquired Companies included in the Measurement Date Tax Liabilities represents the amount required under GAAP to be accrued for such Liabilities as of the Measurement Date. The amount of such net Tax balances for Tax Liabilities was determined in accordance with GAAP.

(iv) The amount of accruals for Unfunded Liabilities of the Acquired Companies included in the Measurement Date Unfunded Liabilities represents the amount required under GAAP to be accrued for such Liabilities as of the Measurement Date.

(v) Except as set forth in Schedule 4.8(c)(v) hereto, the adjustments included in the Measurement Date Mexican GAAP Adjustments of the Acquired Companies represent all of the adjustments necessary to cause the Measurement Date Financial Statements to have been prepared in accordance with applicable law and GAAP (other than normal recurring year-end audit adjustments not reflected therein and other than any year-end footnotes not included therein).

(d) The Measurement Date Financial Statements were prepared using the Measurement Date Exchange Rate.

(e) Set forth on Schedule 4.8(e) are copies of all letters since January 1, 2000 from the auditors of the Acquired Companies addressed to the Board of Directors (or audit committee) of the Acquired Companies or of Seller that relate to the Acquired Companies.

Section 4.9 No Undisclosed Liabilities.

Except as set forth on Schedule 4.9 and for Liabilities reflected or reserved against in the most recent Interim Financial Statement or incurred in the ordinary course of business since the date of the most recent Interim Financial Statements, neither Acquired Company has any material Liabilities that would be required to be disclosed, reflected or reserved against in a balance sheet (including the related notes thereto, if applicable) prepared in accordance with GAAP. Notwithstanding any provisions herein to the contrary, nothing in this Section 4.9 shall be deemed to apply to, or expand the scope of the representations and warranties made in Section 4.14 or Section 4.15.

Section 4.10 Absence of Certain Changes.

(a) Except for the execution and delivery of this Agreement and the Transactions contemplated hereby or as set forth in Schedule 4.10, from January 1, 2004 through and including the date of this Agreement, the Acquired Companies have conducted the Business only in the ordinary course, and there has not been a Company Material Adverse Effect.

(b) In addition, without limiting the foregoing, except as set forth in this Agreement or on Schedule 4.10, there has not occurred since January 1, 2004 through and including the date of this Agreement with respect to any Acquired Company:

(i) (A) any change in its authorized or issued Capital Stock or any issuance of an Option with respect to its Capital Stock, (B) any transfer of its Capital Stock or any Option with respect to its Capital Stock, (C) any declaration, setting aside or payment of any dividend or other distribution payable in cash, stock or other Property with respect to its Capital Stock, (D) any split, combination or reclassification of its Capital Stock, (E) any redemption, repurchase or other acquisition, directly or indirectly, of its Capital Stock or of an Option with respect to its Capital Stock;

(ii) any amendment to its Operating Documents or Organizational Documents;

(iii) any corporate or legal restructuring or reorganization including any plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization; or

(iv) any entering into of a Contract to do or engage in any of the foregoing.

(c) In addition, without limiting the foregoing, except as set forth in this Agreement, there has not occurred from January 1, 2004 through and including the date of this Agreement with respect to the Acquired Companies:

(i) except as set forth on Schedule 4.10, (A) any increase in the salary, wages, bonus or other compensation of any director, officer, or employee, other than in the ordinary course of business or pursuant to an existing Benefit Plan, or (B) the entry into of any Contract with any director, officer or employee (other than employment Contracts arising as a matter of Law or employment Contracts entered into in the ordinary course of business, in either case providing for annual payments of $50,000 or less);

(ii) any work stoppage, labor strike or other material labor problems;

(iii) any casualty loss in excess of $100,000 affecting any of its Properties whether or not covered by insurance;

(iv) any change in any accounting or financial reporting practices or policies, including any practice or policy with respect to the payment of accounts payable and the collection of accounts receivable, unless required by GAAP;

(v) any incurrence of Liabilities in excess of $100,000, other than Liabilities incurred in the ordinary course of business;

(vi) any subjecting of any of its Properties to any Encumbrance;

(vii) any cancellation or termination of any insurance policy naming an Acquired Company as a beneficiary or a loss payable payee, except policies providing coverage for Losses not in excess of $100,000 that are replaced without diminution of or gaps in coverage;

(viii) to Seller’s Knowledge any threat by any of its material customers or suppliers of an intention to discontinue its relationship with such Acquired Company;

(ix) any material transaction outside of the ordinary course of business;

(x) any institution, settlement or agreement to settle any Action of the type required to be set forth on Schedule 4.14;

(xi) any acquisition or disposition of any Properties other than Properties acquired or disposed of in the ordinary course of business;

(xii) any adoption of, amendment to or increase in the payments to or the benefits under, any Benefit Plan maintained or contributed to by it or by any of its Affiliates on its behalf or that provides benefits or describes policies and procedures applicable to any of its current or former directors, officers, employees or service providers, or the dependents of any thereof;

(xiii) any incurrence of a Liability, other than as may be shown on Schedule 2.2(a), that would be included in the Measurement Date Extraordinary Liabilities, Measurement Date Indebtedness, Measurement Date Tax Liabilities, Measurement Date Unfunded Liabilities or Measurement Date Mexican GAAP Adjustments, as the case may be, assuming solely for purposes of this Section 4.10(c)(xiii) that such items were measured as of the Closing Date and not as of the Measurement Date; or

(xiv) any entering into of a Contract to do or engage in any of the foregoing.

Section 4.11 Ownership of Assets and Condition of Certain Assets.

(a) Real Property. Set forth on Schedule 4.11(a) is a true, correct and complete list and the location of all Real Property and all leases relating to the Real Property. True and complete copies of (a) all deeds, title insurance policies and surveys in possession of the Acquired Companies or Seller relating to the Real Property and a copy of all leases relating to the Real Property and (b) all documents in possession of the Acquired Companies or Seller evidencing any Encumbrances upon the Real Property have heretofore been delivered to Seller. To Seller’s Knowledge, there are no deeds, titles, insurance policies or Encumbrances relating to the Real Property. Each Acquired Company has good and marketable title to its respective estate in the Owned Real Property, which title, on the Closing Date, shall be free and clear of any and all Encumbrances and leases. Each Real Property Lease is a legal, valid and binding Contract of the Acquired Company that is a party thereto and, to Seller’s Knowledge, of the other parties thereto, enforceable in accordance with its terms. Except as set forth on Schedule 4.11(a), each Real Property Lease is in full force and effect. With respect to each Real Property Lease, the applicable Acquired Company is not, and to Seller’s Knowledge the other parties thereto are not, currently in default thereunder. To Seller’s Knowledge, there is no actual or proposed condemnation, requisition or taking by any Governmental Entity of any portion of the Real Property or any existing or proposed plan to modify or realign any street or highway abutting the

Real Property. The Acquired Companies do not have any right, title or interest in any real property other than the Real Property.

(b) Personal Property Leases. Set forth on Schedule 4.11(b) is a true, correct and complete list of all material Personal Property Leases. A true, correct and complete copy of each Personal Property Lease has heretofore been provided to Buyer. Each Personal Property Lease is a legal, valid, and binding Contract of the Acquired Company that is a party thereto and to Seller’s Knowledge of the other parties thereto, enforceable in accordance with its terms. To Seller’s Knowledge, each such Personal Property Lease is in full force and effect. With respect to each Personal Property Lease, the applicable Acquired Company is not, and to Seller’s Knowledge, the other party thereto is not in default thereunder.

(c) Tangible Personal Property. Except for Tangible Personal Property sold since the date of the most recent Interim Financial Statements in the ordinary course of business, each Acquired Company has good title to all the Tangible Personal Properties reflected on the most recent Interim Financial Statements, in each case, free and clear of all Encumbrances. Each Acquired Company has good title to all of the Tangible Personal Property owned, leased or operated by such Acquired Company in the conduct of the Business, other than Tangible Personal Property that is subject to a Personal Property Lease to which such Acquired Company is a party.

(d) Condition and Use of Real Property. Except as set forth on Schedule 4.11(d), the current use of the Real Property is a lawful use and, the relevant Acquired Company holds the necessary Consents governing that use.  Since January 1, 2001, neither Seller nor an Acquired Company has received any written notice or Order affecting any Real Property from any Governmental Entity or any third party stating that any Real Property is in violation of any applicable Laws or third party’s rights and to Seller’s Knowledge, such Real Property is not in violation of any applicable Laws or third party rights.

Section 4.12 Contracts and Commitments.

(a) Schedule 4.12(a) hereto sets forth a true, complete and correct list of every Contract (other than Contracts with, on behalf of or through a Buyer Party or any of their Affiliates other than the Acquired Companies) to which an Acquired Company is a party that:

(i) provides for aggregate future payments by an Acquired Company, or to an Acquired Company, of more than $250,000;

(ii) is a Contract not entered into in the ordinary course of business which provides for aggregate future payments during the 12 months following the Closing Date by an Acquired Company or to an Acquired Company in excess of $100,000;

(iii) provides for aggregate future payments during the 12 months following the Closing Date by an Acquired Company, or to an Acquired Company, of more than $100,000 and has an unexpired term (including pursuant to an option to renew or extend)

exceeding one year and may not be canceled upon 90 days’ notice or less without any Liability, penalty or premium;

(iv) was entered into by an Acquired Company with an Affiliate, equity holder, officer, director or employee of an Acquired Company or Seller other than Employment Agreements referred to in Section 4.12(a)(viii) below;

(v) is a collective bargaining Contract or other Contract with a labor union;

(vi) is a Contract with respect to any Indebtedness of an Acquired Company;

(vii) after the Closing Date purports to restrict (whether or not legally binding) an Acquired Company from engaging in any business or activity anywhere in the world or purports to limit individuals who may be solicited for employment or employed by an Acquired Company (other than confidentiality or non-disclosure agreements entered into in the ordinary course of business);
(viii) is an employment Contract, severance Contract, consulting Contract or similar arrangement to which an Acquired Company is a party which is in excess of $100,000;

(ix) is an equity holders agreement, or is with respect to a partnership, joint venture or other sharing of profits or losses;

(x) is a power of attorney that is in full force and effect (other than customs powers of attorney entered into in the ordinary course of business);

(xi) is a guarantee or similar undertaking with respect to payment (involving future aggregate payments in excess of $100,000) or performance;

(xii) is with respect to the acquisition or disposition of Property not in the ordinary course of business;

(xiii) is in the nature of securitizations, synthetic leases, operating leases or similar structured financings providing off-balance sheet financing;

(xiv) grants exclusive manufacturing rights to any Person;

(xv) provides for exclusive marketing or distribution rights;

(xvi) has a “most favored nation” or similar pricing provision;

(xvii) provides for the exclusive purchasing of goods or services;

(xviii) is with a customer that is a buying group;

(xix) has a “price down” provision; or

(xx) is an amendment, supplement or modification in respect of the foregoing.

(those Contracts agreements listed under subsection (viii) on Schedule 4.12(a) are collectively referred to as the “Employment Agreements” and those Contracts listed anywhere on Schedule 4.12(a) are collectively referred to as the “Acquired Company Contracts”).

(b) Except as set forth in Schedule 4.12(b), (i) there is not and, to Seller’s Knowledge, there has not been claimed or alleged by any Person with respect to any Acquired Company Contract any existing or uncured material Breach or event that, with notice or lapse of time or both, would constitute a material Breach on the part of an Acquired Company, or, to Seller’s Knowledge, on the part of any other party thereto, and to Seller’s Knowledge none of the foregoing has been threatened in writing, (ii) no Consent from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Acquired Company Contracts following the consummation of the Transactions (other than such Consents that have been obtained and such notices that have been duly given) and (iii) each of the Acquired Company Contracts is in full force and effect and is valid and enforceable in accordance with its terms against the applicable Acquired Company and to Seller’s Knowledge to other parties thereto.

(c) Schedule 4.12(c) sets forth a list of all Contracts pursuant to which any Acquired Company receives any rights or benefits but to which it is not a party, including supply Contracts (collectively, the “Non-Party Contracts”).

Section 4.13 Insurance.

Schedule 4.13 includes a list of all policies of fire and casualty, liability and other forms of insurance maintained by or on behalf of an Acquired Company, along with the name of the holder of each such policy, and the amount of coverage and of any deductible under each such policy. Subject to Section 6.13, each policy listed on Schedule 4.13 is in full force and effect. Since January 1, 2001, no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, or increase of the premium for any such insurance policy listed on Schedule 4.13 has been received by Seller or by either Acquired Company. There is no material default with respect to any provision contained in any such insurance policy and there has not been any failure to give any material notice or present any material claim under any such insurance policy in a timely fashion or in the manner or detail required by any such insurance policy that would materially adversely affect the ability of the Acquired Companies to enjoy the benefits of any such insurance policy.

Section 4.14 Litigation.

Except as set forth in Schedule 4.14, there is no Action pending or, to Seller’s Knowledge, threatened, against or involving Seller or an Acquired Company that (i) seeks the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions, or that would be reasonably likely to result in a material diminution of the benefits contemplated by this Agreement or the Ancillary Agreements, or (ii) if determined adversely to an Acquired Company could reasonably be expected to result in an injunction or other equitable relief that could reasonably be expected to interfere in any material respect with the business or operations of any Acquired Company or the Business. There are no material Orders outstanding against either of the Acquired Companies.

Section 4.15 Environmental Matters.

Except as set forth in Schedule 4.15:

(a) to Seller’s Knowledge each Acquired Company has materially complied (except for such past noncompliance which has been fully resolved, including payment of all fines, penalties or other sanctions) and is in material compliance, with all applicable material Environmental Laws, including all Consents issued pursuant to applicable material Environmental Laws;

(b) neither Seller nor an Acquired Company has received any written notice from any Governmental Entity or third party alleging that such Acquired Company is not in material compliance with, or has or may have any material Liability or investigatory, corrective or remedial obligation under, any material Environmental Law the matter underlying which notice has not been fully resolved, including payment of all fines, penalties, or other sanctions;

(c) to Seller’s Knowledge neither Seller nor an Acquired Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) in a manner that has given or would give rise to any material Liabilities on an Acquired Company, including any material Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to any material Environmental Laws;

(d) there are not any past, presently pending, or to Seller’s Knowledge, threatened, Actions, Orders or Liabilities in connection with any non-compliance with, or any pending, or to Seller’s Knowledge, threatened imposition of any material remedy or obligation under, any material Environmental Law, which arise out of the Acquired Companies’ management, use, control, ownership or operation of the Business, or relate to the Real Properties or any real property formerly operated by an Acquired Company, and which commenced, or are based upon conditions, events or occurrences, in each case, within Seller’s Knowledge, before the Closing;

(e) Seller has furnished to Buyer all environmental audits and all results of Phase I and Phase II environmental assessment work and other reports and audits and material documents within its possession or under the reasonable control of Seller and its Affiliates or, to

Seller’s Knowledge, in the possession of either of the Acquired Companies. All of the Phase I and Phase II environmental assessments so furnished are listed on Schedule 4.15(e) hereof.

(f) The representations and warranties in this Section 4.15 shall be the exclusive representations and warranties with respect to violations of Environmental Laws and the presence of Hazardous Substances except to the extent that Section 4.16 includes representations and warranties that Schedule 4.16(b) includes a list of Governmental Permits issued under Environmental Law.

Section 4.16 Compliance with Laws.

(a) Schedule 4.16(a) sets forth a true, correct and complete list of all material Governmental Permits with respect to (a) the ownership or use of the Acquired Companies’ Properties and/or (b) the operation of the Business, in either case that are held by or for the benefit of the Acquired Companies (the “Acquired Company Governmental Permits”). Except for the Acquired Company Governmental Permits and any Governmental Permits required as a result of Buyer’s 50% ownership of the Acquired Companies, there are no other material Governmental Permits necessary for (a) the ownership or use of the Acquired Companies’ Properties or (b) the operation of the Business.

(b) Each of the Acquired Company Governmental Permits is valid, subsisting and in good standing, none of the Acquired Companies are in material default or breach of any Acquired Company Governmental Permit and no Action is pending or to Seller’s Knowledge threatened to revoke or limit in any material respect any Acquired Company Governmental Permit. Seller has heretofore provided Buyer with a true, correct and complete copy of each Acquired Company Governmental Permit and all material amendments thereto.

(c) Except as disclosed on Schedule 4.16(a), each Acquired Company is now in material compliance with all Orders, Acquired Company Governmental Permits, and material Laws applicable to the Business and its operations, including Health and Safety Laws.

(d) The Closing of the purchase and sale of the Shares as contemplated by this Agreement will not cause a material default or breach of or result in the revocation or termination of any Acquired Company Governmental Permits.

(e) This section does not relate to any Tax matters, which are the subject of representations and warranties contained in Section 4.18.

Section 4.17 Employee Benefit Plans.

(a) With respect to the Acquired Companies:

(i) Schedule 4.17(a)(i) hereto contains a true and complete list of each material Benefit Plan maintained, contributed to or required to be contributed to by an Acquired Company for the benefit of any current or former director, officer, employee or independent contractor of an Acquired Company or to which an Acquired Company is a party or has any expense or Liability (the “Company Benefit Plans”).

(ii) As applicable with respect to each Company Benefit Plan, Seller has made available to Buyer, a true and complete copy of (A) each written Company Benefit Plan, (B) each Contract creating or modifying any related trust or other funding vehicle, (C) all current material employee communications describing each Company Benefit Plan and any material modifications thereto, and (D) proof of registration of such Company Benefit Plan with the applicable Governmental Entities.

(iii) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the applicable material Law of each relevant jurisdiction.

(iv) All material payments, premiums and contributions required to be made by any applicable Law, by the terms of any Company Benefit Plan, or by any Contract relating thereto have been timely made to the appropriate payee or, if not yet due as of the date of the most recent Financial Statements preceding the Measurement Date, have been accrued on the Financial Statements in accordance with GAAP (subject to similar adjustments made in the Measurement Date Mexican GAAP Adjustments), as consistently applied, and will be accrued for all obligations required under GAAP, as consistently applied, to be accrued through the Measurement Date in the Measurement Date Unfunded Liabilities (or included in the Measurement Date Mexican GAAP Adjustments) in determining the Total Purchase Price, and all income Taxes and wage Taxes that are required by applicable Law to be withheld from benefits derived under the Company Benefit Plans have been properly withheld and remitted (unless not yet due) to the appropriate depository or Governmental Entity, as applicable.

(v) Except for severance obligations which arise as a matter of applicable Law, the consummation of the Transactions will not (A) trigger any “change of control,” as such term or any similar term is defined in any employment Contract or change of control Contract, with or relating to any current or former employees, officers, directors, independent contractors, or agents of an Acquired Company, (B) entitle any of the current or former employees, officers, directors, independent contractors, or agents of an Acquired Company to severance pay or any other similar payment, (C) accelerate the time of payment or vesting, remove any restriction or condition, forgive any indebtedness or increase the amount of compensation or benefits due any such employee, officer, director, independent contractor or agent or (D) require an Acquired Company or Buyer to transfer or set aside any Properties to fund or otherwise provide for any material benefits for any such employee, officer, director, independent contractor or agent.

(vi) Except as set forth on Schedule 4.17(a)(i), no Acquired Company or any Company Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) any material post-employment or any material post-termination benefits of any kind, including death and medical benefits, with respect to any current or former officer, employee, director, agent or independent contractor of an Acquired Company, other than (A) continuation coverage mandated by applicable Law, (B) deferred compensation that is accrued as a Liability on the Financial Statements as required under GAAP, as consistently applied, (C) death, disability or retirement benefits under any company Benefit Plan or (D) benefits in the nature of severance pay.

(vii) All material reports, returns and similar documents with respect to the Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed.

(viii) There are no material pending investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), or Actions against or involving any Company Benefit Plans or asserting any rights or claims to benefits under any Company Benefit Plans.

(ix) Except as set forth on Schedule 4.17(a)(ix), with respect to each Company Benefit Plan that is a defined benefit plan, no material accumulated funding deficiency, whether or not waived, exists, and nothing has occurred and no condition exists that with the passage of time could reasonably be expected to result in an material accumulated funding deficiency as of the last day of the current plan year.

Section 4.18 Tax Matters.

(a) Except as set forth on Schedule 4.18, all material Tax Returns required to be filed by or with respect to the Acquired Companies in any jurisdiction either separately or as a member of an affiliated, consolidated or unitary group under all Tax Laws to which they are subject have been timely filed (taking into account any extensions) and all material Taxes shown due on such Tax Returns have been paid. All such Tax Returns are true, correct and complete and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Tax Laws. Each Acquired Company has paid in full or set up an adequate reserve on the Financial Statements in respect of all Taxes for the periods covered by such Tax Returns.

(b) Set forth on Schedule 4.18 is a complete list of income and other material Tax Returns filed by or with respect to the Acquired Companies pursuant to applicable Law that have been examined or audited by any tax authority during the preceding three years. Also set forth on Schedule 4.18 is a complete list of all material adjustments resulting from each such examination or audit. No Tax examination or audit of an Acquired Company is currently in progress. During the previous three years, neither Seller nor an Acquired Company has applied for and/or received a ruling from any Tax authority regarding a past or prospective transaction of an Acquired Company that affects or may affect the Tax Liability of such Acquired Company after the Closing Date. No material claim has been made within the past three years that has not been resolved by any Tax authority in any jurisdiction where the Acquired Companies do not file Tax Returns that the Acquired Companies are or may be subject to any Tax imposed by that jurisdiction. Except as set forth on Schedule 4.18, there is no outstanding Contract or waiver made by or on behalf of any Acquired Company for the extension of time for any applicable statute of limitations.

(c) Except for Taxes for the payment of which an adequate reserve has been established on the Financial Statements and for property Taxes that are not delinquent, there is no Tax Encumbrance imposed by any Governmental Entity that is outstanding against any of the Properties of an Acquired Company.
(d) Neither of the Acquired Companies has executed any closing agreement with any taxing authority.

(e) Except as set forth on Schedule 4.18, neither Acquired Company is a party to a Tax sharing agreement or similar Contract or is included in a consolidated tax return of another Person.

(f) Neither of the Acquired Companies has executed any record retention agreement with any taxing authority.

(g) Except as set forth on Schedule 4.18, there are no material pending claims for refunds attributable to Pre-Measurement Dates Taxes of the Acquired Companies.

Section 4.19 Company Intellectual Property.

(a) Schedule 4.19 sets forth a list of (i) all issued Patents, registered Trademarks or non-registered material Trademarks that are owned by the Acquired Companies or that are owned by Seller (or one of its Affiliates) and used in the Business and (ii) all Licenses used in the Business except for Licenses with Buyer or any of its Affiliates. Except as set forth on Schedule 4.19 and as otherwise provided in this Section, the Acquired Companies now own, and upon the consummation of the Transactions, Buyer and the Acquired Companies shall own, all right, title and interest in and to the material Company Intellectual Property, including the Company Intellectual Property listed on Schedule 4.19, free and clear of all Encumbrances. Subject to the terms and conditions set forth in any License, and except as set forth on Schedule 4.19, each Acquired Company has all rights to use the material Company Intellectual Property to the extent currently being so used, free and clear of all Encumbrances.

(b) Except as set forth on Schedule 4.19 hereto, all registrations on behalf of the Acquired Companies with and applications (including all United Mexican States and foreign patent, trademark and copyright applications) to Governmental Entities in respect of the Company Intellectual Property are valid and in full force and effect and are not subject to the payment of any filing fees, Taxes, annuities or maintenance fees or the taking of any other actions by the Acquired Companies to maintain their validity or effectiveness.

(c) Set forth on Schedule 4.19 is a list of all material Contracts executed by an Acquired Company and an employee of such Acquired Company whereby such employee has assigned to an Acquired Company rights to any Intellectual Property, inventions, innovations, improvements, discoveries or information relating to the Business.

(d) Except as set forth on Schedule 4.19 hereto, there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending or, to Seller’s Knowledge, threatened with respect to the material Company Intellectual Property. Neither Seller nor an Acquired Company has received any written notice from any other Person pertaining to or challenging the right of an Acquired Company to use any of the material Company Intellectual Property. Except as set forth on Schedule 4.19, to Seller’s Knowledge: (a) no other Person (other than Buyer Parties) has any rights to any of the Company Intellectual Property owned by (and not licensed to) an Acquired Company (except pursuant to Licenses specified in Schedule 4.19), and (b) no other Person is infringing, violating or misappropriating any of the Company Intellectual Property owned by (and not licensed to) an Acquired Company.

Section 4.20 Labor Matters.

Except as set forth on Schedule 4.20 hereto:

(a) there is not pending and there has not since January 1, 2003 been any labor strike, dispute, slowdown, stoppage or lockout, with respect to an Acquired Company, and to Seller’s Knowledge, no such Action is to Seller’s Knowledge threatened against an Acquired Company, in each case, other than routine individual grievances which are not material to the business, financial condition or results of operations of Acquired Company;

(b) no Acquired Company is a party to or bound by any collective bargaining Contract or similar Contract with any labor organization applicable to employees of an Acquired Company, nor has either Acquired Company been such a party or been so bound since January 1, 2003;

(c) no labor union is certified by a relevant labor relations authority to the extent applicable, as bargaining agent for any of the employees of an Acquired Company and no union organizing or decertification activities are underway or, to Seller’s Knowledge, threatened;

(d) there are not now and there have not been since January 1, 2000, any pending or to Seller’s Knowledge, threatened, material Actions (including material unfair labor practices charges or complaints and material sex, age and other discrimination claims) against either Acquired Company by any employees of an Acquired Company or any labor union on behalf of employees of either Acquired Company, nor is there any grievance pending that could reasonably be expected to lead to such an Action;

(e) the Acquired Companies have complied in all material respects with all material employment Contracts, employment policies, collective bargaining Contracts, collective bargaining obligations, employment policies, arbitration awards, all labor Laws (including those relating to wages, hours and collective bargaining) and any Orders resulting from alleged violations of any labor Laws and have no Liability for any material penalties for any failure to comply with any of the foregoing; and

(f) any notice of this Transaction required of Seller or either of the Acquired Companies to be given prior to the Closing to employees, labor union, works councils or similar bodies representing employees of the Acquired Companies required by any Law, Order or collective bargaining Contract has been given or will be given prior to the Closing, and any bargaining and consultation obligations have been, or prior to Closing will be, satisfied without any post Closing Liability to an Acquired Company or to Buyer.

Section 4.21 Bank Accounts.

Schedule 4.21 sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which an Acquired Company maintains lockboxes, safe deposit boxes, marketable securities, savings accounts, checking accounts or other accounts of any nature including a list of such accounts maintained at such institutions, (b) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto and (c) details of all overdraft facilities with respect thereto.

Section 4.22 Brokers or Finders.

Neither Seller nor an Acquired Company, or any Person acting in their behalf, has entered into any Contract entitling any agent, broker, investment banker, financial advisor or other Person to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

Section 4.23 Receivables and Payables.

Except as set forth on Schedule 4.23, all Receivables and all trade accounts payable of the Acquired Companies have arisen from bona fide transactions in the ordinary course of business and are valued in accordance with GAAP, as applied on a consistent basis during the periods involved. None of the Receivables of the Acquired Companies is subject to any claim of reduction, customer credit balance, set-off, prepayment, counterclaim, billing adjustment, recoupment or other claim for credit, allowances or adjustment. To Seller’s Knowledge, no Receivable of the Acquired Company is subject to bankruptcy or similar proceedings.

Section 4.24 Inventory.

Except as set forth on Schedule 4.24, all Inventory of the Acquired Companies consists of a quantity and quality usable and salable in the ordinary course of business, is not obsolete, defective, damaged or slow moving (subject to reserves therefor reflected in the Financial Statements) is merchantable, fit for its intended use and is valued in accordance with GAAP, as applied on a consistent basis during the periods involved. No inventory of the Acquired Companies is subject to any consignment, bailment, warehousing or similar Contract.

Section 4.25 Sufficiency of Assets.

Except as set forth on Schedule 4.25 or as being provided by Vitro Corporativo or its Affiliates (other than the Acquired Companies) under the Transitional Services Agreement, the Acquired Companies own or lease all the Properties used in the Business. Except as set forth on Schedule 4.25, the Transitional Services Agreement lists all services performed, and all Properties made available, for the benefit of the Acquired Companies by Vitro or any of its affiliates (other than the other Acquired Company).

Section 4.26 Affiliate Transactions.

Except as otherwise disclosed on Schedule 4.26, there are no Liabilities or Contracts between (i) an Acquired Company and (ii) Seller (or one of its Affiliates) or any Person who currently is serving, or has within the past twenty-four months served, as an officer, director, or equity holder of an Acquired Company or Seller (or one of its Affiliates) other than Buyer or any of its Affiliates. Neither Seller nor any of its Affiliates nor any of their current or former officers, directors, or equity holders other than Buyer or any of its Affiliates has any interest in any Properties used by an Acquired Company (including any Company Intellectual Property).

Section 4.27 No Other Representations.

Except for the representations and warranties expressly contained in this Agreement, neither Seller nor any other Person acting on behalf of Seller makes any representation or warranty, express or implied.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties, jointly and severally, hereby make the following representations and warranties to Seller, each of which is true, complete and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).

Section 5.1 Organization.

Buyer is a company duly organized, validly existing and in good standing under the laws of England and Wales. Rexam plc is a company duly organized, validly existing and in good standing under the laws of England and Wales. Each Buyer Party has all requisite corporate or other power to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligation hereunder and thereunder.

Section 5.2 Authorization; Validity of Agreement.

The execution, delivery and performance by each Buyer Party of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of such Buyer Party and no other corporate action on the part of such Buyer Party is necessary to authorize the execution and delivery by it of this Agreement or the consummation of the Transactions. No vote of, or Consent by, the holders of any class of Capital Stock issued by a Buyer Party is necessary to authorize the execution and delivery by such Buyer Party of this Agreement or the consummation by it of the Transactions. This Agreement has been, and the Ancillary Agreements to which Buyer or Rexam plc is a party when executed and delivered will have been, duly executed and delivered by each Buyer Party thereto, and, assuming due and valid authorization, execution and delivery hereof by Seller, this Agreement is and the Ancillary Agreements when executed and delivered will be valid and binding obligations of such Buyer Party, enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

Section 5.3 Consents and Approvals; No Violations.

Except as set forth on Schedule 5.3 hereto and for the filings, permits, and Consents as may be required under, and other applicable requirements of any Antitrust Laws, none of the execution, delivery or performance of this Agreement by the Buyer Parties, the consummation by the Buyer Parties of the Transactions or compliance by them with any of the provisions hereof will (a) conflict with or result in any Breach of any provision of the Operating Document or Organizational Document of a Buyer Party, (b) require any filing with, or permit or Consent of, any Governmental Entity, (c) result in a Breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which a Buyer Party is a party or by which either of them or any of their respective Properties may be bound, or (d) violate any Law or Order applicable to a Buyer Party or any of their Properties, excluding from the foregoing clauses (c) and (d) such violations, Breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Buyer Parties’ ability to consummate the Transactions.

Section 5.4 Acquisition of the Shares for Investment; Ability to Evaluate and Bear Risk.

(a) Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares in violation of applicable securities laws, including the United States Securities Act of 1933, as amended and the Mexican Ley de Mercado de Valores. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under any applicable foreign securities laws, except pursuant to an exemption from such registration under such laws.

(b) Buyer is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

Section 5.5 Litigation.

There is no Action pending or to the Buyer’s knowledge threatened against a Buyer Party or any of its Subsidiaries by or before any court or Governmental Entity that, individually or in the aggregate, would or would reasonably be expected to impede the ability of the Buyer Parties to complete the Closing in all respects.

Section 5.6 Brokers or Finders.

Neither Buyer nor any of its Affiliates, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions, or finder’s fees in connection with the Transactions.

Section 5.7 Investigation by Purchaser.

(a) Each Buyer Party acknowledges that it and its representatives have been permitted reasonable access to the Books and Records, facilities, equipment, Tax Returns, Contracts, insurance policies (or summaries thereof) and other Properties of the Acquired Companies, and that it and its representatives have had a reasonable opportunity to meet with the officers and employees of the Acquired Companies to discuss the Business. Each of the Buyer Parties further acknowledges that, except as set forth in this Agreement or any of the Ancillary Agreements, the Schedules and the certificates to be delivered at the Closing, (i) none of Seller, the Acquired Companies or any other Person has made any representation or warranty, expressed or implied, as to the Acquired Companies or the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to the Buyer Parties and their respective representatives, (ii) neither Buyer Party has relied on any representation or warranty from Seller, the Acquired Companies or any other Person in determining to enter into this Agreement, and (iii) neither Seller nor any other Person shall have or be subject to any liability to the Buyer Parties or any other Person resulting from the distribution to the Buyer Parties or any other Person, or the Buyer Parties’ or any other Person’s use of, any information, documents or material made available to the Buyers Parties’ or any other Person in any “data rooms,” management presentations or in any other form in expectation of the Transactions.

(b) As of the date of this Agreement, the Buyer Parties and their respective Affiliates do not have any actual knowledge that the representations and warranties of Seller made in this Agreement qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in any material respect. The Buyer Parties do not have any actual knowledge of any material errors in, or omissions from, any Schedule.

Section 5.8 No Other Representations.

Except for the representations and warranties expressly contained in this Agreement, no Buyer Party or any other Person acting on behalf of Buyer makes any representation or warranty, express or implied.

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

Section 6.1 Interim Operations of the Acquired Companies.

Except (i) as expressly provided in this Agreement, (ii) as set forth in the Schedules hereto and (iii) as may be consented to in writing by Buyer (such consent not to be unreasonably withheld or delayed) Seller shall assure that, after the date hereof and prior to the Closing Date:

(a) the Acquired Companies shall conduct the Business in the same manner as heretofore conducted and only in the ordinary course;

(b) the Acquired Companies shall maintain their Properties in good operating condition, reasonable wear and tear excepted;

(c) none of the Acquired Companies or Seller shall take, or agree to or commit to take, any action (or fail to take any action), that would or would be reasonably likely to result in the occurrence of any event or matter set forth in Section 4.10;

(d) none of the Acquired Companies or Seller shall take, or agree to or commit to take, any action (or fail to take any action) that would or would be reasonably likely to result in any of the conditions to the Closing set forth in Article VII not being satisfied, or would or would be reasonably likely to make any representation or warranty of Seller contained herein or in an Ancillary Agreement inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would or would be reasonably likely to impair the ability of Buyer or Seller to consummate the Closing in accordance with the terms hereof or delay such consummation;

(e) no Acquired Company shall hereafter enter into any new foreign exchange or metal hedging Contract; and

(f) none of the Acquired Companies or Seller shall enter into any Contract to do any of the things described in Subsections (a) through (e) above.

Furthermore, Seller shall assure that, after the date hereof and prior to the Closing Date, the Acquired Companies shall notify Buyer prior to making any Tax elections, shall consult with Buyer in good faith with respect thereto and shall in good faith consider Buyer’s reasonable requests with respect thereto. In addition, neither Buyer Party shall take, or agree to or commit to take, any action (or fail to take any action) that would or would be reasonably likely to result in any of the conditions to the Closing set forth in Article VII not being satisfied, or would or would be reasonably likely to make any representation or warranty of a Buyer Party contained herein or in an Ancillary Agreement inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would or would be reasonably likely to impair the ability of Buyer or Seller to consummate the Closing in accordance with the terms hereof or delay such consummation.

Section 6.2 Access.

Seller shall cause the Acquired Companies prior to the Closing to continue to (i) give Buyer and its authorized representatives reasonable access to all Books and Records relating to the Acquired Companies, personnel, offices and other facilities and Properties of the Acquired Companies, (ii) permit Buyer to make such copies and inspections thereof as Buyer may reasonably request during regular business hours and (iii) cause the officers of the Acquired Companies to furnish Buyer with such financial and operating data and other information with respect to the Business and the Properties of the Acquired Companies as Buyer may from time to time reasonably request. Up to the Closing Date, the Seller shall furnish, or cause to be furnished, to Buyer the most recent Interim Financial Statements within twenty days after the end of the most recent period to which such Interim Financial Statements relate.

Section 6.3 Efforts and Actions to Cause Closing to Occur.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Buyer and Seller shall use their respective reasonable best efforts to take all reasonable actions, and to do or cause to be done and to cooperate with each other in order to do all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Closing of the Transactions as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite Consents, Orders, licenses, permits, qualifications or exemptions by any third party or Governmental Entity.

(b) Prior to the Closing, each Party shall promptly consult with the other Party with respect to and provide any necessary information with respect to all filings to have been made by the other Party with any Governmental Entity or any other information supplied by such Party to a Governmental Entity in connection with this Agreement and the Transactions. Each Party shall promptly inform each of the other Parties of any communication received by such Party from any Governmental Entity regarding any of the Transactions. If any Party or Affiliate thereof receives a request for information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such Party shall endeavor in good faith to make, as soon as is reasonably practicable and after consultation of such Parties’ counsel with the other Parties’ counsel, an appropriate response in compliance with such request.

(c) In addition to and without limiting the agreements of the Parties contained above, Buyer and Seller shall have (i) taken promptly all actions necessary to make the filings required of them or any of their respective Affiliates under any Antitrust Law, (ii) complied at the earliest practicable date with any reasonable request for additional information or documentary material received by Buyer, Seller or any of their respective Affiliates from any Antitrust Administrator pursuant to any Antitrust Law or from any other Governmental Entity in connection with antitrust or competition matters, (iii) cooperated with each other in connection with any filing under any Antitrust Law and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by any Antitrust Administrator or any other Governmental Entity, (iv) used their reasonable best efforts to resolve such objections, if any, as may have been asserted with respect to the Transactions under any Antitrust Law and (v) advised the other Parties’ counsel promptly of any material communication received by such Party from any Antitrust Administrator or any other Governmental Entity regarding any of the Transactions. With regard to Buyer, “reasonable best efforts” for purposes of Section 6.1(c)(iv) shall not have included (x) proffering Buyer’s willingness to have accepted an Order providing for the divestiture by Buyer of such Properties, assets, operations, or businesses of Buyer or the Business (as are necessary to permit Buyer to consummate the Transactions, including an offer to have held separate such Properties, assets, operations or businesses pending any such divestiture), or (y) Buyer’s willingness to have accepted such other conditions, restrictions, limitations, or agreements affecting Buyer’s full rights or ownership of the assets of the Acquired Companies as may have been necessary to resolve such objections, if any, as may have been asserted by any Antitrust Administrator or any other Governmental Entity with respect to the Transactions under any Antitrust Law. Buyer and Seller shall have consulted regularly with each other in advance and from time to time regarding the conduct and status of any filings with Governmental Entities.

Section 6.4 Publicity.

Neither Seller nor a Buyer Party, nor any of their respective Affiliates shall issue or cause the publication of any press release or other internal or external announcement with respect to this Agreement or the Transactions prior to the Closing or for a period of 180 days thereafter without prior consultation with the other, except as may be required by Law or by any listing agreement with a securities exchange or trading market and then only after the other Party has been afforded a reasonable opportunity to review and comment on the same.

Section 6.5 Environmental Responsibilities.

(a) The Parties agree that the responsibility for conducting those activities described on Schedule 6.5(b) hereto which relate to certain environmental conditions identified on Schedule 6.5(b) hereto which are present at or from the Real Property as of, or prior to, Closing (the “Existing RECs”), shall be governed by this Section 6.5 (and, as to any Breach of the covenants set forth in this Section 6.5, the indemnification set forth in Article X hereof). Notwithstanding anything herein to the contrary, including, but not limited to Article IV, Article VI and Article X, the Parties further agree that Seller’s sole obligations with respect to the Existing RECs shall be as set forth in this Section 6.5 (and, as to any Breach of the covenants set forth in this Section 6.5, the indemnification set forth in Article X hereof).

(b) Buyer and/or the Acquired Companies shall conduct or shall cause to be conducted after the Closing the activities required to investigate, remediate and monitor the Existing RECs until Acceptable Regulatory Standards with respect to the Existing RECs have been achieved, including the activities described on Schedule 6.5(b) (the “Environmental Activities”). Seller shall be responsible for payment of 50% of the actual costs of (i) the Environmental Activities and any Losses of Buyer and the Acquired Companies with respect thereto and (ii) any legal or consulting fees and expenses incurred in connection with such investigation, remediation and monitoring. Notwithstanding the foregoing, in no event shall the amount payable by Seller (after giving effect to its 50% allocation) under Section 6.5(b)(i) exceed $75,000 nor shall the amount payable by Seller under Section 6.5(b)(ii) exceed $150,000.

(c) [Intentionally Omitted]

(d) Subject to Section 6.5(e), Buyer shall have the right to direct any Environmental Activity relating to any Existing REC and shall decide the approach and pace of such activities consistent with accepted engineering practices.

(e) Buyer, in consultation with Seller, shall determine in good faith whether applicable Law requires that any Existing REC or the Environmental Activity covered thereunder be reported to a pertinent Governmental Entity (an “Agency Notification”). To the extent Buyer determines an Agency Notification of an Existing REC is required, then Buyer, in consultation with Seller, shall: (i) make such Agency Notification, (ii) perform, or cause to be performed, the appropriate Environmental Activity, and (iii) obtain the written concurrence of the appropriate Governmental Entity that no further action is necessary in respect of such Existing REC to otherwise achieve the Acceptable Regulatory Standards; provided, however, that nothing in this Section 6.5(e) shall prohibit a party having a reporting obligation pursuant to any Law from fulfilling such obligation.

(f) In the event an Agency Notification of an Existing REC is not required by applicable Law, then Buyer shall perform, or cause to be performed, the related Environmental Activity until such time as Buyer’s environmental consultant delivers a report to Buyer, in form and substance reasonably satisfactory to Buyer, which expresses the unconditional opinion that no further action is necessary to otherwise achieve the Acceptable Regulatory Standards and that Seller can rely on the report; provided, however, in the event that a Governmental Entity subsequently determines that additional Environmental Activities relating to the Existing REC are required, then Buyer and Seller shall resume sharing costs consistent with this Section 6.5, but subject to the cap in Section 6.5(b), as if the consultant had never delivered said report.

(g) [Intentionally Omitted]

(h) Seller and Buyer agree to cooperate reasonably with each other to effect the successful completion of the Environmental Activities. However, the Parties agree that Buyer shall control and lead the Environmental Activities and shall coordinate all communications with any Governmental Entity regarding the same. Buyer agrees to give Seller notice and an opportunity to attend any meetings with any Governmental Entity regarding Environmental Activities or Existing RECs. Unless required by Law, Seller shall not communicate with any Governmental Entity regarding the Environmental Activities or the Existing RECs without the prior written notice to, consultation with and obtaining the Consent of Buyer, which shall not be unreasonably withheld or delayed, and without allowing Buyer to participate in and lead any such communications. Notwithstanding the foregoing, nothing in this Section 6.5 shall prohibit a party having a reporting obligation pursuant to any Law from fulfilling such obligation.

(i) [Intentionally Omitted.]

(j) Subject to the terms and conditions of this Agreement, the Acquired Companies hereby grant Buyer and its authorized employees, agents, representatives, consultants, contractors and subcontractors approved in writing by Buyer (collectively the “Environmental Representatives”) a non-exclusive and limited right to enter the Real Property at reasonable times during customary hours of operation, after providing appropriate notice, for the purposes of performing the Environmental Activities at the Real Property. The Acquired Companies further grant to Buyer and the Environmental Representatives a license to place, store and operate all equipment owned by or leased to Buyer as the Environmental Representatives deem necessary for such activities; provided that such placement, storage and operation shall remain no longer than necessary, shall comply with all applicable Laws and regulations and shall not materially interfere with or disrupt the Acquired Company’s operations.

Section 6.6 Intercompany Arrangements.

(a)  Except as provided in Sections 6.6(b), Section 6.10 or Section 6.11(a) or as otherwise expressly contemplated by this Agreement, including the Transitional Services Agreement, or set forth in Schedule 6.6, all Contracts between an Acquired Company, on the one hand, and Seller and any of its Affiliates (excluding Contracts between the Acquired Companies), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or Liability on the part of the parties thereto.

(b)  Immediately after the Closing, Seller, the Buyer Parties and the Acquired Companies shall cooperate in good faith to end the participation of the Acquired Companies in the Vitro Pension Plan Trust.

Section 6.7 Maintenance of Books and Records.

Each of the Parties shall preserve all pre-Closing Date records possessed or to be possessed by such Party relating to the Acquired Companies or the Business until the latest of (i) the sixth anniversary of the Closing Date, (ii) the date the statute of limitations applicable to any relevant Tax has expired, (iii) if there is any open audit with respect to any Tax Return of an Acquired Company, the date on which such Acquired Company enters into a closing agreement or other definitive agreement with a taxing authority with respect to such Tax Return or (iv) the date on which such records are no longer required to be preserved under applicable Law (the latest of such dates referred to herein as the “Records Retention Date”). After the Closing Date and up until at least the Records Retention Date, upon any Covered Request from a Party or its representatives, the Party holding such records shall (a) provide to the requesting Party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting Party or its representatives to make copies of such records, in each case at no cost to the requesting Party or its representatives (other than for reasonable out-of-pocket expenses); provided, however that nothing herein shall require any Party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law. For purposes of this Section 6.7, a “Covered Request” shall mean a written request in connection with an audit, accounting, tax, litigation, federal securities disclosure or other similar need or reasonable business purpose of the Party seeking such records. Notwithstanding the foregoing, any and all such records relating to the Acquired Companies may be destroyed by a Party if such destroying Party sends to the other Parties written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; whereafter such records may then be destroyed after the sixtieth (60th) day following such notice unless one of the other Parties notifies the destroying Party that such other Party desires to obtain possession of such records, in which event the destroying Party shall transfer the records to such requesting Party and such requesting Party shall pay all reasonable expenses of the destroying Party in connection therewith.

Section 6.8 Cooperation in Litigation.

Each Party will reasonably cooperate with the other in the defense or prosecution of any Action already instituted or which may be instituted hereafter against or by such Party relating to or arising out of the conduct of the Business prior to the Closing Time (other than an Action arising out of the Transactions). The Party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable legal fees and disbursements) of the Party providing such cooperation and of its employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the Party providing such cooperation for the salaries or costs of fringe benefits or other similar expenses paid by the Party providing such cooperation to its employees and agents while assisting in the defense or prosecution of any such Action.

Section 6.9 Intercompany Receivables and Payables.

(a) The Parties agree and acknowledge that any intercompany trade receivable or payable balance between an Acquired Company (on the one hand) and another Acquired Company or Affiliate of Seller (on the other hand) which arose from the intercompany supply of goods or services (trading balances) in the ordinary course of business on or before March 31, 2004 shall have been settled in full prior to Closing and those which arose after March 31, 2004 shall be paid in the ordinary course of business and if not paid prior to the Closing Date will remain outstanding as of the Closing Date. The Parties further agree and acknowledge that such trade receivables and payables shall be paid after the Closing in the currency denominated on the applicable invoice in the ordinary course of business.

(b) The Parties further agree and acknowledge that any amount of intercompany financial Indebtedness (which the parties agree shall not include any administrative services fees or any Tax receivables owed by Seller to either of the Acquired Companies), if any, between an Acquired Company (on the one hand) and Seller or an Affiliate of Seller other than an Acquired Company (on the other hand) shall be paid in full at or, if necessary, following the Closing; provided, however, that to the extent necessary the amount of such intercompany financial Indebtedness estimated and settled at Closing will be reconciled with the actual amount of intercompany financial Indebtedness as finally determined by the Parties after Closing and any outstanding balances promptly settled thereafter.

(c) Notwithstanding anything contained herein to the contrary, Seller agrees to pay at Closing to Buyer on behalf of Vancan the sum of $2,244,955 Mexican Pesos (converted to U.S. Dollars at the Measurement Date Exchange Rate) which represents the asset Tax receivable recorded on Vancan’s books for the 2002 Tax year.

Section 6.10 Warranty Obligations.

(a) As of the Closing Time, the Acquired Companies shall continue to discharge all responsibilities, Liabilities and obligations of the Acquired Companies for Replacement and Refunds (as hereafter defined) arising out of products manufactured by the Acquired Companies prior to the Measurement Date (“Pre-Measurement Date Products”); provided, however, Seller shall assume no Liability for injuries to persons with respect to Pre-Measurement Date Products, including, any claims by third parties for special, consequential or punitive damages with respect thereto. Seller shall have no Liability for any Replacement or Refunds or for injuries to persons with respect to products or finished goods inventory manufactured after the Measurement Date, all of which shall be the Liability of the Acquired Companies. Seller shall provide Buyer with a certificate on the Closing Date setting forth which lot numbers (or other product identification) constitute Pre-Measurement Date Products; provided that the failure to so notify Buyer on such date shall not relieve Buyer of its obligations hereunder except to the extent it is materially prejudiced thereby.

(b) Seller agrees to pay to Buyer an amount equal to fifty percent (50%) of the value for all Replacement and the amount of all Refunds incurred or granted by the Acquired Companies during the period ending on the six month anniversary of the Closing Date (the “Limitation Date”). Seller shall make payment in U.S. Dollars, and the value for such Replacement and the amount of such Refunds shall be calculated by using the Exchange Rate as of the date the applicable Acquired Company pays the Refund to the customer or delivers the Replacement to the customer; provided, however, that Seller shall have the approval rights with respect to any such payment over Ten Thousand Dollars ($10,000.00), such approval not to be unreasonably withheld. Within twenty (20) days after the end of each calendar quarter following the Closing Date and within twenty (20) days after the Limitation Date, Buyer shall deliver to Seller written notice (the “Payment Notice”) of the amount of Replacement and Refunds which it incurred on and prior to the end of each such month; provided that Seller shall not be relieved of its obligations due to Buyer’s failure to meet such twenty (20) day delay time period. During the twenty (20) day period following their receipt of each Payment Notice, Seller shall be entitled to access the Books and Records of the Acquired Companies and Buyer (with respect to the Replacement and Refunds) upon reasonable advance written notice and to request copies of supporting documents for the purpose of verifying the amounts of Replacement and Refunds. The amount due hereunder by Seller to Buyer shall be paid to Buyer within thirty (30) days following Seller’s receipt of each Payment Notice. The Parties agree and acknowledge that the provisions of this Section 6.12(b) shall not limit Seller’s indemnification obligations under Section 6.10(d) or Section 10.2(f) hereof.

(c) For purposes hereof:

(i) “Replacement” shall refer to Pre-Measurement Date Products identified as defective by customers of the Acquired Companies which require replacement with a new production order. Replacement shall be valued at the cost to the Acquired Companies of direct materials, labor, manufacturing overhead and freight net of any scrap value and net of any specifically identified reserves for replacement reflected on the Measurement Date Financial Statements; and

(ii) “Refunds” shall mean refunds given to customers of the Acquired Companies for defective Pre-Measurement Date Products which do not require replacement with a new production order, which refunds shall be in amounts equal to the original sales price (including applicable freight) and which shall be given in accordance with reasonably prudent business practices.

(d) Without duplication but without otherwise limiting the provisions of Section 6.10(c), Seller further agrees to pay to Buyer an amount equal to fifty percent (50%) of any and all Losses suffered or incurred by the Buyer Indemnified Parties as a result of, arising out of or in connection with any product recalls (whether voluntary or involuntary, and whether or not mandated by any Government Authority) with respect to any Pre-Measurement Date Products.

(e) Any payments made to Buyer pursuant to this Section 6.10 shall not limit Seller’s indemnification obligations under Section 10, and the payments required pursuant to this Section shall be calculated as provided for herein without regard to Section 10.2(c).

Section 6.11 Confidentiality.

(a) Seller agrees (i) not to disclose or use (other than in connection with the Transactions and as required by Law) at any time before and after Closing (and shall cause each of its Affiliates not to use or disclose at any time) any Confidential Information of the Acquired Companies or the Buyer Parties (which for the purpose of this covenant shall include: (A) Proprietary Information of Rexam Beverage Can Company (“RBCC”) formerly known as American National Can Company) as such term is defined in the License and Technical Assistance Agreement dated as of December 14, 1994 between RBCC and Vitro-American, as amended, modified or supplemented (the “Technical Assistance Agreement”); (B) Information as such term is defined in the Purchase Agreement dated as of December 7, 1994 between RBCC and Vitro-American, as amended, modified or supplemented; and (C) Information as such term is defined in the Equipment Purchase Agreement dated as of December 7, 1994 between Vitro-American and RBCC, as amended, modified or supplemented and which shall after the Closing include information about the Acquired Companies or the Business that had been Confidential Information of the Acquired Companies and/or Seller prior to the Closing and (ii) to take all reasonable steps (and to cause each of its Subsidiaries and Affiliates to take all reasonable steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event Seller, or any of its Affiliates is required by Law, judicial process or by request from any Governmental Entity to disclose any of the Acquired Companies’ Confidential Information, Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement or request by Governmental Entity and the extent of the required disclosure, and Seller and its Affiliates shall cooperate with Buyer and its Affiliates to preserve the confidentiality of such information consistent with applicable Law. Buyer shall reimburse Seller for its reasonable, out-of-pocket expenses incurred in connection with such cooperation. The obligations of Seller under this Section 6.11 shall survive for a period of two (2) years following the Closing Date; provided, however, that with respect to any Confidential Information that was provided to or made available to Seller (or its Affiliates) under or through the Technical Assistance Agreement, the obligation under this Section 6.11 shall survive for a period of seven (7) years following the Closing Date.

(b) The Buyer Parties acknowledge that, by reason of their purchase of the Shares, they have access to certain Confidential Information of Seller, the use or disclosure of which, after the Closing Date, could cause Seller and its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, the Buyer Parties covenant and agree with Seller that, for a period of two (2) years after the Closing Date, the Buyer Parties shall not directly or indirectly use, disclose or publish, or permit their respective Affiliates to use (except as permitted by the licenses provided under Section 6.15 and Section 6.17 below), disclose or publish, any Confidential Information. In the event Buyer, or any of its Affiliates is required by Law, judicial process or by request from any Governmental Entity to disclose any of the Confidential Information about Seller, Buyer shall promptly notify Seller in writing, which notification shall include the nature of the legal requirement or request by Governmental Entity and the extent of the required disclosure, and Buyer and its Affiliates shall cooperate with Seller and its Affiliates to preserve the confidentiality of such information consistent with applicable Law. Seller shall reimburse Buyer for its reasonable, out-of-pocket expenses incurred in connection with such cooperation.

Section 6.12 Conflict with JV Agreement or Operating Document.

Seller and Rexam plc agree that the terms of this Agreement shall, to the extent necessary, preempt and supersede any conflicting provisions in the JV Agreement or any Operating Document of an Acquired Company. To the extent that the execution and delivery of this Agreement or the consummation of the Transactions otherwise would cause a Breach under the terms of the JV Agreement or such Operating Document, then Seller shall consent, and Rexam plc shall cause RBCA to consent, to such execution and delivery and such consummation shall hereby be consented to by Seller and RBCA and any corresponding Breach shall be waived.

Section 6.13 Insurance.

(a) Buyer acknowledges and agrees that effective with the Closing all Insurance Coverage provided to the Acquired Companies by Seller or any Affiliate of Seller (other than an Acquired Company) shall terminate and no further Liability shall arise under any of such Insurance Coverage except that Seller shall cooperate with Buyer to ensure that the Acquired Companies shall have the benefits of coverage, if any, under such policies with respect to insured events occurring on or before the Closing Date.

(b) Seller and Buyer agree that all claims with respect to insured events occurring prior to the Closing shall be administered in accordance with the terms of the policies and coverage applicable to such claims. Buyer shall pay any costs of deductible and self-insured retentions related to such policies and coverage if such claim is a claim against an Acquired Company, provided that if such claim results in a Loss which, as finally determined pursuant to Article X, results in Seller making an indemnity payment to a Buyer Indemnified Party, then Seller shall pay fifty percent (50%) of the cost of any deductible and self insured retention. Seller shall, or shall cause the appropriate Acquired Company to, promptly and timely file all claims known by Seller or the Acquired Companies prior to the Closing Date. Presently pending claims are listed on Schedule 6.13. Buyer shall cooperate fully with Seller to enable it to comply with the requirements of the relevant insurance carrier and Buyer shall provide such information and assistance as Seller may reasonably request in connection with any such claim. Any monies received by Seller or any Affiliate of Seller as a result of such a claim shall be promptly paid over to Buyer.

(c) Seller agrees to pay to Buyer (or to its designee) 50% of any refunds or rebates of any unearned premiums returned to Seller (or to its Affiliates) as a result of the removal of the Acquired Companies as of the Closing Date from any Insurance Coverage maintained by Seller (or by its Affiliates) for the benefit of the Acquired Companies. Any such amounts due to Buyer under this Section 6.13(c) shall be paid by Seller to Buyer within ten (10) Business Days after receipt of such funds by Seller.

Section 6.14 ASRAC Foundation.

(a) The Acquired Companies and their respective employees participate in the employee savings plan arrangement sponsored for Seller and its Affiliates by the ASRAC Caja de Ahorro, A.C. (the “ASRAC Foundation”). For a period of up to two (2) years after the Closing, Seller shall allow the Acquired Companies’ employees as of the Closing Date to continue to participate, with full rights and privileges, in the ASRAC Foundation. After the Closing, the Acquired Companies shall indemnify Seller and its Affiliates for any unpaid past due principal or interest owing to the ASRAC Foundation resulting from the failure by any of the Acquired Companies’ employees to repay, when due, any indebtedness for borrowed money owing by such employee to the ASRAC Foundation (other than any indebtedness which, as of the Closing Date, has been written off or included within a reserve for bad debt). Each of the Acquired Companies shall cooperate to the extent reasonably required for the ASRAC

Foundation to deliver its services to such employees, including, but not limited to, providing any communications systems necessary for the delivery of such services. The ASRAC Foundation shall have the right, in its sole discretion, to amend its policies, as it deems appropriate; provided that such eliminations or modifications must also apply to employees of Seller and any of its Subsidiaries using the services of the ASRAC Foundation.

(b) Upon the written request of Buyer, but in no event beginning later than two months prior to the second anniversary of the Closing, Seller, the Buyer Parties and the Acquired Companies shall cooperate in good faith to transition any of the Acquired Companies’ employees then using the services of the ASRAC Foundation from the ASRAC Foundation to a separate employee savings plan for such employees. Such cooperation shall include verification of account balances and completion of all necessary actions in connection with the transfer of funds to the Acquired Companies equal to the amounts to which the Acquired Companies’ employees are entitled. In effecting the transfer, the parties will cooperate in good faith to account for outstanding employee loans, as required by the plan documents and applicable law. Such cooperation will also include the collection, by means of payroll deductions, of amounts due to the ASRAC Foundation.

(c) At or prior to Closing, Seller shall cause the Acquired Companies to transfer any partnership interest (parte social) of the ASRAC Foundation owned by any of them to Seller or one of its Affiliates for no further consideration.

Section 6.15 Licensed Company Intellectual Property Rights.

The Buyer Parties acknowledge that after the Closing, except as provided in the Transitional Services Agreement and subject to Section 6.17 relating to the use of names following the Closing, the Acquired Companies will have no right or interest in, nor any right to use, any Intellectual Property that is identified as licensed on Schedule 6.15 (such Intellectual Property referred to herein as the “Excluded Intellectual Property”). Promptly after the Closing, the Acquired Companies shall deliver any written and electronic material in their possession relating to any Excluded Intellectual Property. With respect to the Excluded Intellectual Property used in the operation of the Business, Seller, for itself and on behalf of its Affiliates, hereby grants to the Acquired Companies, to the extent it has any rights therein, a nonexclusive, royalty-free, fully-paid up, and irrevocable license which shall be effective for a period of five (5) years from and after the Closing Date to (i) use, reproduce, modify or display the Excluded Intellectual Property in connection with the operation of the Business carried on at the Real Property, and (ii) to improve, create derivative works and modify the Excluded Intellectual Property in connection with such uses; provided, however, that such right and license may not be transferred by the Acquired Companies to a third party, other than any Person that purchases all or part of the Business of the Acquired Companies, or the Acquired Companies. To the extent that Provider or any of its Affiliates have any rights to any enhancements, modifications or customizations to any of the software that is used in the Business (“Enhancements”), then such Enhancements shall also be subject to the license provided under this Section 6.15. Upon the termination of the Transition Services Agreement, at the option of Vitro Corporativo, Seller shall, or shall cause its Affiliates to, either provide the Acquired Companies with the source code for such Enhancements and any documentation related thereto in Seller’s or its Affiliate’s possession or extend support services to the Acquired Companies so as to make such Enhancements available to the Acquired Companies for the balance of the five year term of the license provided hereunder; provided, however, that if Seller or Vitro Corporativo no longer uses the underlying software or no longer provides support services to any other Person with respect to the underlying software, Seller and its Affiliates shall have no obligation to extend support services. Such use of the Enhancements made available through an extension of support services shall be without cost to the Acquired Companies except for modifications to the Enhancements which will be made available upon the payment of a commercially reasonable fee based upon Seller’s (or its Affiliate’s) actual costs for making such modifications.

Section 6.16 Leased Equipment.

The Properties listed on Schedule 6.16 (the “Leased Equipment”) are equipment leased from a third party by Vitro Corporativo for the benefit of the Acquired Companies. Any payments relating to the Leased Equipment (or substitutes therefor) for periods after the Closing (including, but not limited to, lease breakage costs, purchase prices and lease payments after the termination of the Transition Services Agreement), shall be the responsibility of the Acquired Companies. Seller agrees to ensure that Vitro Corporativo will not terminate any of the leases for the Leased Equipment prior to the expiration of their stated terms without the prior written consent of the Buyer Parties.

Section 6.17 Names; Trade of Service Marks.

(a) The Buyer Parties shall, within 30 days after the Closing, cause the name of each Acquired Company to be changed to a name selected by the Buyer Parties that does not include the name or words “Vitro American”, “Vancan”, “Vitro” or any variants thereof.

(b) Following the Closing, no Buyer Party or any of its Affiliates (including each Acquired Company) shall use or permit their respective distributors to use any names including or similar to “Vitro American”, “Vitro”, Seller’s “V block” logo or any variants thereof (collectively, “Seller’s Marks”) or “Vancan”. Notwithstanding the foregoing, Seller hereby grants to Buyer and the Acquired Companies, and Buyer and the Acquired Companies hereby accept, a worldwide, royalty-free, non-exclusive license to use “Vancan” as the trademark, service mark, logo, slogan, trade dress, corporate name and/or trade name of any one or more of the Acquired Companies in connection with the Business for the use and sell-off of any of the following Properties that bear or reflect “Vancan” as it exists as of the Closing Date: (a) inventories of products, packaging, labels, signage, advertising and sales literature, stationery, letterhead, corporate documents or any other business materials and (b) printing plates. The licenses granted under this Section 6.17 shall be for a period (x) of up to 180 days from the Closing Date and for only immaterial use thereafter for purposes of Section 6.17(a), and (y) equal to the lesser of one year from the Closing Date and such time as a printing plate may have become obsolete or no longer useful to the Acquired Companies and only for immaterial use thereafter for purposes of Section 6.17(b); provided in all circumstances that:

(i) Such use is strictly the same as existed prior to the Closing Date;

(ii) The services and goods rendered and all goods produced, distributed or sold under “Vancan” are of at least equal quality standards as were maintained by the Acquired Companies prior to the Closing Date;

(iii) Seller, through a mutually agreed upon accounting firm or professional inspector of goods, shall have the right to inspect the Acquired Companies’ operations and evaluate products to ensure compliance with this Section; and

(iv) The Buyer Parties and the Acquired Companies shall discontinue the use of packaging, labels and sales literature containing “Vancan” as soon as practicable after the Closing Date.

(c) Each Buyer Party acknowledges that Seller’s Marks and “Vancan” are the property of Seller and agree on behalf of themselves and their Affiliates (including the Acquired Companies) that they will (i) not intentionally take any action inconsistent with such ownership, (ii) will not use, register or seek to register any trademark or trade name which is a variant of Seller’s Marks or “Vancan”, (iii) identify and use Seller’s Marks and “Vancan” in accordance with any applicable Laws or standards as may be appropriate to protect the validity and strength of Seller’s Marks or as may be reasonably requested by Seller.

(d) Following the Closing, neither Seller nor any of its Affiliates shall use or permit their respective distributors to use, register or seek to register any trademark or trade name using the name “Vancan” or any variant thereof.

Section 6.18 Updating Schedules.

Seller shall be entitled to update, amend or modify the Schedules to this Agreement after the date hereof to the Closing Date (the “Update Period”) to reflect factors, circumstances or events first arising or, in the case of representations given to Seller’s Knowledge, becoming known to Seller during the Update Period by providing Buyer with written notice setting forth the proposed update and specifying the Schedule or Schedules to be updated thereby; provided, however, that if any such Schedules are updated, amended or modified in a manner that discloses any matter or circumstance that has or could reasonably be likely to have, either individually or in the aggregate with all prior updates, amendments or modifications made to the Schedules pursuant to this Section 6.18, and any other conditions to Closing not satisfied, a Company Material Adverse Effect, Buyer may immediately terminate this Agreement pursuant to Section  8.1(f). To the extent any matter disclosed in such update (whether individually or taken together with other matters disclosed in other updates and any other misrepresentations) causes a Buyer Indemnified Party to incur a Loss after the Closing Date and Buyer does not elect to terminate this Agreement, Buyer shall be entitled to seek indemnification for such Loss pursuant to Article IX or Article X hereof as though such update had not been made.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligation to Effect the Closing.

The respective obligation of each of the Parties to effect the Closing shall be subject to the satisfaction on the Closing Date of each of the following conditions:

(a) Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity having jurisdiction which prohibits the consummation of the Closing and there shall be no Order in effect precluding consummation of the Closing; provided that the Parties shall use their commercially reasonable efforts to have any such Order vacated or lifted; and

(b) Antitrust Approval. Any Consents or actions of or by any Antitrust Administrator set forth on Schedule 7.1(b) shall have been obtained and shall be in form and substance reasonably satisfactory to Buyer and Seller.

Section 7.2 Conditions to Obligations of Buyer to Effect the Closing.

The obligations of Buyer to consummate the Closing shall be subject to the satisfaction on the Closing Date of each of the following conditions:

(a) Representations and Warranties. Taken individually and collectively, the representations and warranties of Seller set forth in this Agreement that are subject to materiality qualifications, including references to a Company Material Adverse Effect, shall be true and correct in all respects at and as of the Closing Date and the representations and warranties of Seller set forth in this Agreement that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing (unless made as of a specified date, in which case as of such date).

(b) Breach by Seller. Seller shall not have failed to perform in any material respect any obligation or to comply in any material respect with any covenant or agreement to be performed or complied with by it under this Agreement prior to the Closing.

(c) Deliveries by Seller. Seller shall have delivered to Buyer those items required by Section 3.2 hereof.

(d) No Actions. There shall not have been commenced or threatened against Buyer, or against any Affiliate of Buyer, any Action (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Transactions.

(e) Company Material Adverse Effect. Nothing shall have occurred after the date of this Agreement which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 7.3 Conditions to Obligations of Seller to Effect the Closing.

The obligations of Seller to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Taken individually and collectively, the representations and warranties of the Buyer Parties set forth in this Agreement that are subject to materiality qualifications, including references to a Company Material Adverse Effect, shall be true and correct in all respects at and as of the Closing Date and the representations and warranties of the Buyer Parties set forth in this Agreement that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing (unless made as of a specified date, in which case as of such date).

(b) Breach by a Buyer Party. Neither Buyer Party shall have failed to perform in any material respect any material obligation or to comply in any material respect with any covenant or agreement to be performed or complied with by it under this Agreement.

(c) Deliveries by the Buyer Parties. The Buyer Parties shall have delivered to Seller those items required by Section 3.3 hereof.

(d) No Actions. There shall not have been commenced or threatened against Seller, or against any Affiliate of Seller, any Action (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Transactions.

ARTICLE VIII
TERMINATION

Section 8.1 Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a) By the mutual written consent of Buyer and Seller;

(b) By Buyer or Seller if any Governmental Entity shall have issued an Order or taken any other action (which Order or other action the Parties shall use their commercially reasonable efforts to lift) which permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions and such Order or other Action shall have become final and non-appealable;

(c) By either Buyer or Seller if the Closing shall not have occurred on or prior to October 31, 2004, and such Party is not in material Breach of this Agreement at the time such Party terminates this Agreement;

(d) By Seller if a Buyer Party shall have Breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Article VII, and which Breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Seller to Buyer specifying such Breach; or

(e) By Buyer if the Seller shall have Breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which Breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Buyer to Seller specifying such Breach.

(f) By Buyer pursuant to Section 6.18 hereof.

Section 8.2 Effect of Termination.

In the event of the termination of this Agreement by any Party pursuant to the terms of this Agreement, this Agreement shall forthwith terminate and have no further force and effect, except that (a) the covenants and agreements set forth in Section 6.4, this Section 8.2 and Section 11.1, shall survive such termination indefinitely, and (b) nothing in this Section 8.2 shall be deemed to release any Party from any Liability for any Breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

ARTICLE IX
TAX MATTERS

Section 9.1 Tax Sharing Agreements with the Acquired Companies.

Any tax sharing agreement between Seller and any Affiliate of Seller (other than each of the Acquired Companies) on the one hand, and an Acquired Company, on the other hand, is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year), and no Acquired Company shall have any further Liability with respect thereto.

Section 9.2 Contests.

For purposes of this Agreement, a “Contest” is any audit or court proceeding with respect to any Tax matter that affects any Acquired Company. Buyer shall, at its election, have the right to represent an Acquired Company’s interests in any Contest relating to a Tax matter arising in a period ending on or before the Measurement Date, to employ counsel of its choice at its expense and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that Seller shall (i) control Contests relating to any consolidated or combined

Tax Returns filed by it with respect to which any Acquired Company is a member and (ii) have the right to participate in any other contest relating to a Tax matter that may result in liability to Seller under Section 9.4 and consult with Buyer regarding any such Contest and no settlement or other disposition of any issue affecting any Acquired Company in such a Contest shall be made without prior approval of Seller (or Buyer with respect to a Contest which Seller controls), which approval may not be unreasonably withheld. Buyer shall give written notice to Seller of the existence of any Contest relating to a Tax matter that may result in liability to Seller under Section 9.4 (and Seller shall give written notice to Buyer in the case of a Contest in which Seller controls) within ten (10) Business Days from the receipt of any written notice of such Contest, but no failure to give such notice shall relieve Seller or Buyer, as applicable, of any Liability hereunder (except to the extent that such failure causes a detriment to the other Party). Each Party agrees to cooperate with each other and their representatives in a prompt and timely manner in connection with any such Contest. Such cooperation shall include making available to the other Party, during normal business hours, all books, records, Tax Returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.

Section 9.3 Cooperation.

Buyer and Seller shall make available to the other, as reasonably requested, and to any taxing authority in the event requested by the other, all information, records or documents relating to Tax Liabilities or potential Tax Liabilities of the Acquired Companies for all periods ending on or prior to the Measurement Date or ending after the Measurement Date but commencing prior to the Measurement Date, and shall preserve all such information, records, and documents until the expiration of any applicable statute of limitations or extensions thereof. Buyer and Seller shall prepare and provide to the other any federal, state, local or foreign tax information package requested by the other or its Affiliate for their use in preparing the Tax Returns required to be filed by such Party or its Affiliate for the taxable year in which the Closing occurs. Such tax information packages shall be completed and provided within 90 days after the end of the taxable year in which the Closing Date occurs. Each Party will compensate the other for the reasonable out-of-pocket costs and expenses of providing information, rendering assistance or preparing returns for taxable periods (or portions thereof) for which the other is responsible.

Section 9.4 Taxes.
(a) Buyer shall prepare, or cause to be prepared, and shall file, or cause to be filed, all Tax Returns of the Acquired Companies required to be filed after the Closing Date. Except as required by law, Buyer will take no position on such returns that relate to the Acquired Companies that would adversely affect in a material way the Seller. Except as otherwise provided in this Section 9.4, from and after the Closing Date, Buyer and the Acquired Companies shall be responsible for the payment or discharge of all Taxes imposed on the Acquired Companies (including costs or expenses related thereto) and shall indemnify, defend and hold Seller and its Affiliates harmless from any and all Taxes that are Buyer’s responsibility pursuant hereto. Any indemnity payment required to be made by Buyer pursuant to this Section 9.4(a) shall be made within 30 days of written notice from Seller.

(b) Subject to the Cap Amount in Section 10.5(a), Seller agrees to indemnify Buyer and the Acquired Companies from and against fifty percent (50%) of any Taxes, interest on Taxes or Tax penalties (including costs or expenses related thereto) attributable to a Tax period ending on or before the Measurement Date or a Partial Period (defined below); provided, however, that Seller shall have no obligation to so indemnify Buyer and the Acquired Companies to the extent any such Liability is (i) reflected in the calculation of the Total Purchase Price or (ii) a result of elections or filings made by or actions of Buyer or the Acquired Companies. Any indemnity payment required to made pursuant to this Section 9.4(b) shall be made in accordance with Section 9.4(c). Notwithstanding any provision herein to the contrary, the indemnity provided under this Section 9.4(b) shall not be subject to any limitation as to time or amount other than the Cap Amount limitation under Section 10.5(a).

(c) For the sole purpose of appropriately apportioning any Taxes relating to a taxable period that includes (but that would not end on) the Measurement Date (a “Straddle Period”), the portion of such Tax that is attributable to the Acquired Companies for the part of the Straddle Period that ends on the Measurement Date (a “Partial Period”) shall be (i) in the case of a Tax that is not based on net income, sales, use or IVA, the total amount of such Tax for the Straddle Period multiplied by a fraction, the numerator of which is the number of days from the beginning of the Straddle Period to and including the Measurement Date and the denominator of which is the total number of days in the Straddle Period, and (ii) in the case of a Tax that is based on net income, sales, use or IVA, the Tax that would be due with respect to the Partial Period, if the Partial Period were a full taxable period, apportioning income, sales, gain, expenses, loss, deductions and credits equitably based on an interim closing of the books (for example, the benefits of lower Tax brackets and other similar benefits shall be apportioned in making the calculation of such allocated portions using the method under clause (i), above). Buyer shall submit its calculation (along with reasonably sufficient documentation supporting its calculations) of the amount of Tax Liability for which Seller shall be liable pursuant to Section 9.4(b) within ten (10) Business Days after Buyer’s payment of the entire Tax. Unless Seller notifies Buyer within thirty (30) days that it disagrees with Buyer’s calculations, Seller shall pay Buyer in immediately available funds the amount of Tax Liability shown on such calculation within thirty (30) days following its receipt of the calculation and documentation delivered by Buyer. If Seller has notified Buyer of its disagreement with the Tax amounts calculated, Buyer and Seller will use their best efforts to reach an agreement with the respect to the amount of Tax Liability for which they shall be liable. Promptly upon reaching an agreement, Seller shall submit the revised Tax Liability and supporting calculations to Buyer. Seller shall pay Buyer in immediately available funds the amount of the revised Tax Liability within thirty (30) days of following the date of agreement. If Buyer and Seller are unable to reach an agreement on the allocation of Tax Liability, the parties shall jointly retain an independent accounting firm to review such allocation and make a determination of the allocation. The determination made by such accounting firm shall be final.

Section 9.5 Tax Refunds.

Seller agrees to pay Buyer amounts received by Seller from a Governmental Entity for the account of an Acquired Company equal to (i) any Tax refund reflected on the Measurement Date Financial Statements, (ii) any Tax refund for the account of an Acquired Company for taxable periods (or portions thereof) beginning after the Measurement Date or attributable to Seller’s utilization of a tax attribute of an Acquired Company, where such refund is not reflected on the Measurement Date Financial Statements and (iii) fifty percent (50%) of any Tax refund for Taxes of an Acquired Company for taxable periods (or portions thereof) ending on or before the Measurement Date, where such refund is not reflected on the Measurement Date Financial Statements. For each such refund, the amount shall be paid by Seller on the later of the Closing Date or the date that is ten (10) Business Days following the date on which such refund is received by Seller. For purposes of this Section 9.5, Seller shall be deemed to have received a refund if such refund is credited to the account of Seller or otherwise applied to offset a Tax or other obligation of Seller.

Section 9.6 Survival.

All obligations under this Article IX shall survive the Closing hereunder and continue until sixty (60) days following the expiration of the period of limitations applicable to the related Tax.

Section 9.7 Exclusive Remedy; Clarification.

In the event of any conflict between the provisions of this Article IX and any other provisions of this Agreement, including Section 10.2(b), this Article IX shall be controlling with respect to any claim for indemnification for Taxes. For purposes of clarity, if this Article IX applies to the payment of any Tax, then no indemnification is available under any other provisions of this Agreement for such Tax.

Section 9.8 Vancan Spinoff.

Notwithstanding the foregoing, Seller shall indemnify and hold harmless and defend the Buyer Indemnified Parties (as defined in Section 10.2) from and against 50% of any and all Tax Losses suffered or incurred by an Acquired Company as a result of any Tax being assessed against an Acquired Company in connection with the Vancan Spinoff, including any Tax arising out of the registration of real property transferred in connection with the Vancan Spinoff; provided that this Section 9.8 shall not apply to any such Loss suffered or incurred by Buyer in its capacity as shareholder at the time of the Vancan Spinoff. Notwithstanding any provision herein to the contrary, the indemnity provided under this Section 9.8 shall not be subject to any limitation as to amount.

ARTICLE X
SURVIVAL AND INDEMNIFICATION

Section 10.1 Survival.

Subject to Section 10.7 hereof, the Parties agree that their respective representations and warranties, covenants and agreements contained in this Agreement shall survive the Closing.

Section 10.2 Indemnification by Seller.

Subject to the other provisions of this Article X and to Article IX which shall be controlling with respect to indemnities for Taxes, Seller shall indemnify and hold harmless and defend the Buyer Parties, the Acquired Companies and each of their stockholders, directors, officers, employees, representatives, agents, successors and assigns (collectively referred to herein as the “Buyer Indemnified Parties” and individually as a “Buyer Indemnified Party”) from and against:

(a) 100% of any and all Losses suffered or incurred by the Buyer Indemnified Parties as a result of, arising out of or in connection with any Breach of a Representation by Seller (A) if such Breach or Loss relates to bad faith or fraud on the part of Seller (B) if such Breach relates to a representation or warranty made in Section 4.1, 4.2, 4.3, 4.4. 4.5, 4.6 or 4.8(c)(i); provided, that with respect to any Breach of a Representation made in Section 4.8(c)(i), the parties agree and acknowledge that the calculation of the amount of Losses of the Buyer Indemnified Parties shall exclude 50% of the amount by which the Measurement Date Indebtedness was understated;

(b) 50% of any and all Losses suffered or incurred by the Buyer Indemnified Parties as a result of, arising out of or in connection with a Breach of a Representation by Seller that is not otherwise addressed in Section 10.2(a) above;

(c) 100% of any and all Losses suffered or incurred by the Buyer Indemnified Parties as a result of, arising out of or in connection with the failure by Seller to perform any covenant or agreement of Seller under this Agreement, or under any schedule, certificate or agreement furnished to Buyer by Seller pursuant to this Agreement;

(d) 50% of any and all Losses suffered or incurred by the Buyer Indemnified Parties as a result of, arising out of or in connection with any claim by La Constancia arising out of products shipped prior to the Closing Date; and

(e) 50% of any and all Losses suffered or incurred by the Buyer Indemnified Parties as a result of, arising out of or in connection with any claim asserted against, or any Liability or obligation of, an Acquired Company which relate to those matters set forth on Schedule 10.2(f).

Section 10.3 Indemnification by Buyer Parties.

Subject to the other provisions of this Article X and to Article IX which shall be controlling with respect to indemnities for Taxes, Buyer Parties shall, jointly and severally, indemnify and hold harmless Seller and each of its stockholders, directors, officers, employees, representatives, agents, successors and assigns (collectively referred to herein as the “Seller Indemnified Parties” and individually as a “Seller Indemnified Party”) from and against any and all Losses suffered or incurred by such Indemnified Party after the Closing as a result of, or arising out of or in connection with:

(a) A Breach of a Representation by Buyer;

(b) The failure by Buyer to perform any covenant or agreement of Buyer under this Agreement or under any schedule, certificate or agreement furnished to Seller by Buyer pursuant to this Agreement; and

(c) Any further Loss arising out of the Existing REC to the extent such Loss exceeds the Obligation of Seller under Section 6.5.

Section 10.4 Method of Asserting Claims.

All claims for indemnification by any Indemnified Party under this Article X shall be asserted and resolved as follows:

(a) Third Party Claims. If any claim or demand in respect of which an Indemnified Party might seek indemnity under this Article X is asserted against such Indemnified Party by a Person (a “Third Party Claim”), the Indemnified Party shall give written notice (the “Third Party Claim Notice”) and the details thereof including an estimate of the claimed Losses (if known and quantifiable), copies of all relevant pleadings, documents and information to the Indemnifying Party within a period of thirty (30) days following the assertion of the Third Party Claim against the Indemnified Party (the “Third Party Claim Notice Period”) provided that the failure to so notify the Indemnifying Party within the Third Party Claim Notice Period shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. Within twenty (20) days after its receipt of the Third Party Claim Notice by the Indemnifying Party, the Indemnifying Party shall, in writing, either acknowledge or deny its obligations to indemnify and defend under this Article X, which response shall be final and irrevocable; provided that if the Indemnifying Party shall fail to timely deny its obligations to so indemnify and defend, it shall be deemed to have irrevocably acknowledged its obligation to so indemnify and defend unless such delay does not prejudice the rights of the Indemnified Party.

If the Indemnifying Party acknowledges (or is deemed to acknowledge) its obligations to indemnify and defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party shall defend such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted to a final conclusion or will be settled, at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party shall not enter into any settlement that imposes injunctive or other equitable relief against the Indemnified Party or does not fully and finally release the Indemnified Party from all Liability, unless consented to by the Indemnified Party. The Indemnified Party will cooperate fully in such defense, including by making available to the Indemnifying Party all books, records and documents within the Indemnified Party’s control or that it can reasonably obtain relating to the Third Party Claim, and all costs or expenses incurred by it at the request of the Indemnifying Party shall be paid by the Indemnifying Party. The Indemnified Party may, at the Indemnifying Party’s cost and expense, at any time to prevent default or protect its interests file any pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests due to the failure of the Indemnifying Party to diligently defend such Third Party Claim. The Indemnified Party, at its expense, may participate in, but not control, any defense or settlement of any Third Party Claim conducted by the Indemnifying Party pursuant to this Section 10.4(a).

Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal Action, indictment, allegation or investigation; (ii)  the claim seeks an injunction or equitable relief against the Indemnified Party; (iii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (iv)  the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim.

(b) Other Claims. In the event any Indemnified Party should have a claim under this Article X against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice (the “Indemnity Notice”) and the details thereof, including an estimate of the claimed Losses (if known and quantifiable), copies of all relevant information and documents to the Indemnifying Party within a period of thirty (30) days following the discovery of the claim by the Indemnified Party (the “Claim Notice Period”); provided that the failure to so notify the Indemnifying Party during the Claim Notice Period shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced such Indemnifying Party. The Indemnifying Party will notify the Indemnified Party within a period of twenty (20) days after the receipt of the Indemnity Notice by the Indemnifying Party whether the Indemnifying Party disputes its Liability to the Indemnified Party under this Article X with respect to such claim.

Section 10.5 Monetary Limitations on Indemnification.

(a) Monetary Limitations. No amount of indemnity shall be payable by Seller in the case of a claim by any Buyer Indemnified Party under Section 10.2(b) or by the Buyer Parties in the case of a claim by a Seller Indemnified Party under Section 10.3(a) unless such Buyer Indemnified Party or Seller Indemnified Party has suffered or incurred Losses (without taking Seller’s obligation to pay 50% of certain of such Losses pursuant to Section 10.2(b) into account)

consisting of damages aggregating in excess of Five Hundred Thousand U.S. Dollars ($500,000) (the “Threshold Amount”) whereupon such Buyer Indemnified Party or Seller Indemnified Party shall be entitled to claim indemnification for the full amount of its Losses as otherwise provided for in Section 10.2(b) or Section 10.3(a), as applicable, including the Threshold Amount, provided that in no event shall the aggregate indemnity amount payable by any Indemnifying Party under Article IX, Section 10.2(b) or Section 10.3(a) exceed 50% of the Total Purchase Price (the “Cap Amount”); provided, further, that no Buyer Indemnified Party or Seller Indemnified Party shall make an individual indemnity claim under Section 10.2(b) or Section 10.3(a), with respect to a Loss that does not exceed Fifty Thousand U.S. Dollars ($50,000) (the “De Minimis Amount”); provided, however, that in applying the De Minimis Amount there shall be aggregated two or more claims arising from the same occurrence or underlying facts which results in a Breach of the same representation or warranty.

(b) Exchange Rate. For purposes of determining whether a Loss or all Losses suffered by a Buyer Indemnified Party or a Seller Indemnified Party exceeds the Threshold Amount and/or the Cap Amount, the Parties hereby agree and acknowledge that all calculations shall be made in U.S. Dollars and, where necessary, shall be converted into U.S. Dollars using the Exchange Rate as of the date that such Buyer Indemnified Party or Seller Indemnified Party delivers written notification to the Indemnifying Party that such Buyer Indemnified Party or Seller Indemnified Party is making an indemnity claim pursuant to the provisions of this Article X.

Section 10.6 Exclusive Remedies.

Following the Closing, the sole and exclusive remedies for any Party with respect to any claim relating to this Agreement, the Transactions or the facts and circumstances relating and pertaining hereto (other than in respect of an Ancillary Agreement) shall be governed by this Agreement (whether any such claim shall be made in Contract, breach of warranty, tort or otherwise); provided, however, that the foregoing shall not limit the availability to any Party hereof of injunctive and other equitable relief, including specific performance.

Section 10.7 Time Limits on Claims.

(a) Except as provided in Section 10.7(b) below, no claim or Action shall be brought under this Article X hereto pursuant to Section 10.2(a), 10.2(b) or 10.3(a) more than eighteen months following the Closing Date.

(b) Notwithstanding the foregoing, however, or any other provision of this Agreement:

(i) There shall be no time limitation on claims or actions brought for Breach of a Representation made in or pursuant to Section 4.5 or Section 4.6, neither of which shall be subject to the time limitations in Section 10.7(a).

(ii) Any claim or Action brought for Breach of a Representation made in or pursuant to Section 4.15 may be brought at any time prior to the fifth anniversary of the Closing Date.

(iii) Any claim or Action brought for Breach of a Representation made in or pursuant to Section 4.17 may be brought at any time until the later of (i) the expiration of the applicable statute of limitation under applicable Laws relating thereto and (ii) sixty (60) days after receipt by Buyer of a claim with respect to any such Breach if such notice is received by Buyer prior to the expiration of such statute of limitations.

(iv) Any claim or Action brought for Breach of a Representation made in or pursuant to Section 4.18 may be brought at any time prior to the fifth anniversary of the Closing Date provided however, that this time limitation shall not be construed to affect the time period for indemnification pursuant to Article IX.

(c) Any claim not made within the foregoing relevant time period shall expire and be forever barred thereafter, provided, however, that if a Party is given written notice of a claim pursuant to Section 10.2(a), Section 10.2(b) or Section 10.3(a) with respect to a Breach of a representation and warranty before the end of the applicable survival period, such period shall continue as to such claim until such claim is finally resolved.

Section 10.8 Tax Effect.

The liability of the Indemnifying Party with respect to any Loss shall be reduced by the tax benefit actually realized by the Indemnified Party as a result of any such Losses and shall include any tax detriment actually suffered by the Indemnified Party as a result of such Losses such that after giving effect to any such tax benefit or detriment, will make the Indemnified Party as economically whole as is reasonably practical with respect to the Losses upon which the Indemnified Party’s claim is based.

Section 10.9 Insurance Effect.

Seller and Buyer each agree that an Indemnified Party shall first seek to recover any Losses covered by any insurance policy pursuant to the terms of such policy before seeking indemnification against an Indemnifying Party under Article IX or Article X. Subject to Section 6.13, the Liability of the Indemnifying Party with respect to any Loss shall be reduced by any insurance proceeds received by the Indemnified Party as a result of any such Losses.

Section 10.10 Price Adjustment.

All amounts paid pursuant to Article IX or this Article X by one Party to another Party (other than interest payments) shall be treated by such Parties as an adjustment to the Total Purchase Price, to the extent permitted by Law. Such adjustment shall be allocated proportionally between the Acquired Companies (based on the original allocation of the Total Purchase Price) unless the circumstance giving rise to such payment under Article IX or Article

X relates in all significant respects to only one of the Acquired Companies, in which case such adjustment shall be made solely to the purchase price for the applicable Acquired Company.

Section 10.11 Basis of Indemnity Claim.

To the extent that a Buyer Indemnified Party has a claim for indemnification against Seller which could be brought under Article IX and/or more than one subsection of Section 10.2, then such Buyer Indemnified Party may, in its sole discretion, elect to bring such indemnity claim under whichever section(s) or subsection(s) would provide it with the highest amount of recovery.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Fees and Expenses.

Except for filing fees incurred in connection with the antitrust filing with the Mexican Federal Competition Commission, which will be borne by the Buyer Parties, all costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Transactions shall be paid by the Party incurring such expenses, except as specifically provided to the contrary in this Agreement. The Buyer Parties, on the one hand, and Seller, on the other hand, agree to share equally any fine or penalty imposed by any Antitrust Administrator in connection with the parties’ investment in the Acquired Companies. Seller shall pay all income and transfer Taxes in respect of the Shares, if any, required to be paid in connection with the transfer of the Shares pursuant to the terms of this Agreement.

Section 11.2 Equitable Remedies.

Each of Seller and Buyer acknowledge and agree that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of Seller and Buyer agree that the other Parties shall be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof and thereof in any Action instituted in any court having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

Section 11.3 Further Assurances.

In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

Section 11.4 Amendments.

This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 11.5 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

IF TO SELLER	Vitro, S.A. de C.V. Av. Ricardo Margain No. 400 Col. Valle del Campestre 66250 Garza Garcia, N.L., Mexico Attn: Francisco Romero Telephone: 5281 863 1262 Facsimile: 5281 863 1372
COPY TO	Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10023 Attn: David Mercado, Esq. Telephone: (212) 474-1000 Facsimile: (212) 474-3700

IF TO A BUYER PARTY:
Rexam plc
4 Millbank
London SW1P 3XR
Attn: David Gibson
Telephone: 44 207 227 4130
Facsimile: 44 207 227 4139

and

Rexam Overseas Holdings Limited
c/o Rexam Inc.
4201 Congress Street
Suite 340
Charlotte, North Carolina 28209
Attn:  Frank C. Brown
Telephone:  (704) 551-1520
Facsimile:  (704) 551-1572

COPY TO:	Moore & Van Allen PLLC Bank of America Corporate Center 100 N. Tryon Street Suite 4700 Charlotte, North Carolina 28202-4003 Attn: Stephen D. Hope Telephone: (704) 331-1036 Facsimile: (704) 331-1159

Any Party may change the address to which notices to it are to be sent by giving notice of such change to the other Parties in accordance with this Section 11.5.

Section 11.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 11.7 Entire Agreement; No Third Party Beneficiaries.

This Agreement, the Exhibits and Schedules hereto, the Ancillary Agreements and the agreements, documents and instruments delivered pursuant hereto contain the final, complete and exclusive statement of the agreement between the Parties with respect to the Transactions and all prior or contemporaneous Contracts with respect to the subject matter hereof are superseded hereby. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not confer any rights or benefits upon any Person other than the Parties and their respective successors and permitted assigns.

Section 11.8 Waiver of Certain Provisions of the JV Agreement and Bylaws.

The Parties do hereby waive the application of Article 11 of the JV Agreement and Chapter V, Clause Eleven of the By-laws of the Acquired Companies to the execution, delivery and performance of this Agreement.

Section 11.9 Severability.

Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof or thereof is invalid, void or unenforceable, the Parties agree that the court or other authority making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 11.10 Governing Law.

This Agreement shall be construed interpreted, enforced and governed by and under the laws of the State of New York without regard to its choice of law rules.

Section 11.11 Governing Language.

This Agreement and its attached Exhibits shall be executed and delivered in a text using English language. Any translations into a language, or languages, other than the English language, if made, shall not control and prevail in the event of any inconsistency with, or difference from, the English version of this Agreement executed by the Parties.

Section 11.12 Arbitration.

(a) Any dispute, controversy or difference arising out of or in connection with this Agreement or any transaction hereunder shall be finally settled under the International Arbitration Rules of the American Arbitration Association then in effect (the “Rules”) by three arbitrators. One arbitrator shall be chosen by each of Seller and Buyer (or, if a party fails to make a choice, by the American Arbitration Association on behalf of such party), and the two arbitrators so chosen shall mutually agree on the selection of the third arbitrator; provided, however, that in no event may a person be appointed as an arbitrator if such person is, or has at any time been, affiliated or employed by Seller, Buyer or any of their respective Affiliates. The arbitrator’s award shall be final and binding on the Parties. The arbitration shall be conducted in English and shall take place in Dallas, Texas, U.S.A.
(b) Once the arbitrators have been selected, a hearing date shall be set within forty five (45) days thereafter. Written submittals shall be presented and exchanged by the Parties fifteen (15) days before the hearing date, including reports prepared by experts upon whom any Party intends to rely. At such time the Parties shall also exchange copies of all documentary evidence upon which they will rely at the arbitration hearing and a list of the witnesses whom they intend to call to testify at the hearing. Each Party shall also make its respective experts available for deposition by the other Parties prior to the hearing date. The arbitrators shall make their award as promptly as practical after conclusion of the hearing.

The arbitrators shall not be bound by any rules of evidence or civil procedure, but rather may consider such writings and oral presentations as reasonable businessmen would use in the conduct of their day-to-day affairs, and may require the Parties to submit some or all of their presentation orally or in written form as the arbitrators may deem appropriate. It is the intention of the Parties to limit live testimony and cross examination to the extent necessary to insure a fair hearing to the Parties on the matters submitted to arbitration, and to provide neither Party more than two complete business days to present its position. The Parties have included the foregoing provisions limiting the scope and extent of the arbitration with the intention of providing for prompt, economic and fair resolution of any dispute submitted to arbitration.

(c) The arbitrators shall have the discretion to award the costs of arbitration, arbitrators’ fees and the respective attorneys’ fees of each Party between the Parties as they see fit. Judgment upon the award entered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall make their award in accordance with applicable Law and based on the evidence presented by the Parties, and at the request of any Party at the start of the arbitration shall include in their award findings of fact and conclusions of Law. The arbitrators shall have the power to award relief both in law and equity, which would be available in a court having jurisdiction over the Parties and over the subject matter of the dispute. Such powers shall include the power to grant injunctions and require specific performance.

(d) Any such dispute, controversy or difference settled in arbitration shall be subject to the statute of limitations which would be applicable to an action at law unless a longer survival period is expressly provided for herein.

(e) Notwithstanding the procedures contained in this Section 11.12, either Party may apply to any court of competent jurisdiction (a) to enforce the agreement to arbitrate a Dispute, (b) to seek injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, (c) to avoid the expiration of any applicable limitation period, (d) to preserve a superior position with respect to other creditors, (e) to protect its Confidential Information or Intellectual Property, or (f) to enforce an arbitration award. In any such proceeding, the Parties agree to accept service of process by mail at the addresses herein provided for notice.

Section 11.13 Extension; Waiver.

The failure of a Party hereto to require performance of any provision hereof or to assert any of its rights under this Agreement or otherwise shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or any covenant, representation or warranty contained herein shall be effective unless in writing signed by or on behalf of such Party. No waiver in any one instance shall be deemed to be a further or continuing waiver in any other instance or a waiver of any other condition or covenant, representation or warranty. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 11.14 Assignability.

Neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written content of the other Parties. Any such purported assignment shall be null and void. Notwithstanding the foregoing, Buyer may assign its rights and obligations hereunder (including its right to purchase the Shares), in whole or in part, to any of its Affiliates without the Consent of any of the other Parties, provided, that Buyer guarantees the obligations of such assignee by remaining obligated as an Indemnifying Party under Article X. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 11.15 Captions.

The captions herein are for convenience of reference only and shall not be construed as a part of this Agreement.

Section 11.16 Exhibits and Schedules.

Each Exhibit and Schedule hereto referred to in this Agreement is hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes.

Section 11.17 Late Payments.

If any sum is due under this Agreement and is not paid when due, then that amount overdue shall be converted into U.S. Dollars using the Exchange Rate as of the date such amount was due to be paid and interest on the overdue amount shall accrue at an annual rate equal to the lesser of (A) the Specified Rate (as of the date such payment was due) and (B) the maximum amount permitted by applicable Law, beginning on the day following the due date and ending on the date prior to the date such payor makes such payment. Such interest shall accrued on a daily basis and be compounded quarterly.

SIGNATURE PAGES TO FOLLOW.

IN WITNESS WHEREOF, this Purchase Agreement has been duly executed and delivered by the duly authorized officer of each Party, as of the date first above written.

REXAM PLC

By:
Name:
Title:

REXAM OVERSEAS HOLDING LIMITWED

By:
Name:
Title:

VITRO, S.A. DE C.V.

By:
Name:
Title:

STATE OF _______________

COUNTY OF _____________

I, _______________________________, a Notary Public of the said County and State, do hereby certify that _______________________________, __________ of REXAM PLC, a company organized under the laws of England and Wales, personally appeared before me this day and acknowledged the due execution of the foregoing instrument on behalf of said corporation.

Witness my hand and official stamp or seal, this ____ day of _________________, 2004.

_________________________________________
Notary Public

My Commission Expires:

_______________________

[NOTARIAL SEAL]

STATE OF _______________

COUNTY OF _____________

I, _______________________________, a Notary Public of the said County and State, do hereby certify that _______________________________, ___________ of REXAM OVERSEAS HOLDINGS LIMITED, a corporation organized under the laws of England and Wales, personally appeared before me this day and acknowledged the due execution of the foregoing instrument on behalf of said corporation.

Witness my hand and official stamp or seal, this ____ day of ________________, 2004.

_________________________________________
Notary Public

My Commission Expires:

_______________________

[NOTARIAL SEAL]

STATE OF _______________

COUNTY OF _____________

I, _______________________________, a Notary Public of the said County and State, do hereby certify that _______________________________, President of VITRO, S.A. DE C.V., a company organized under the laws of the United States of Mexico, personally appeared before me this day and acknowledged the due execution of the foregoing instrument on behalf of said corporation.

Witness my hand and official stamp or seal, this ____ day of ________________, 2004.

_________________________________________
Notary Public

My Commission Expires:

_______________________

[NOTARIAL SEAL]